UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

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Sanmina Corporation

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SANMINA

CREATE TOMORROW TOGETHER™

Notice of 2022 Annual Meeting of Stockholders and Proxy Statement

LETTER FROM THE CHAIRMAN AND CEO

To Our Stockholders,

On behalf of Sanmina Corporation, the Board of Directors and our employees, thank you for your continued support. We value your investment in our company, enabling us to deliver mission critical technology solutions to our customers in the communications infrastructure, cloud solutions, industrial, medical, defense and aerospace and automotive markets.

I am incredibly proud of our employees for their agility and resilience in responding to the rapidly evolving market environment. While we will continue to face challenges as a result of the pandemic and global supply chain constraints, I have the utmost confidence in the Company’s future.

THROUGHOUT THE YEAR, WE FOCUSED ON

●   Prioritizing the safety and welfare of our employees

●   Staying genuine to our Vision, Mission and Values

●   Delivering mission critical solutions

●   Investing in innovation

●   Expanding margins

●   Generating cash

●   A disciplined and strategic approach to capital allocation

●   Delivering superior value to stockholders

FINANCIAL PERFORMANCE

Solid execution and a focus on the fundamentals were key contributors to our financial performance in fiscal 2021. Revenue was $6.76 billion, down slightly year over year primarily due to one less week in the fiscal year. However, demand was strong and we believe revenue would have grown if it was not for supply chain constraints. Non-GAAP gross margin and operating margin increased 70 basis points to 8.4 percent and 4.9 percent. Non-GAAP diluted earnings per share were $3.97, a 30% improvement compared to a year ago. In addition, we generated $338 million of cash flow from operations and $274 million of free cash flow.

JURE SOLA

“Solid execution and a focus on the fundamentals were key contributors to our financial performance in fiscal 2021. I am incredibly proud of our employees for their agility and resilience in responding to the rapidly evolving market environment.”

2022 Proxy Statement    1

Letter from the Chairman and CEO

Our Vision, Mission and Values

We recognize the importance of doing business the right way. At Sanmina we foster a work environment that is built on the beliefs of our vision, mission and values. We believe our core values can help ensure our employees, from entry-level to top leadership, are working towards the same common goal, and share in a bigger purpose.

Our culture drives us to exceed customer expectations, build strong supplier partnerships and consistently deliver superior technology and performance.

Vision

To be the trusted leader in providing products, services and supply chain solutions to accelerate customer success.

Mission

Provide competitive advantage for customers with mission critical products, services and supply chain needs while driving value for customers, employees, and investors.

Values

Our culture emphasizes honesty, integrity, transparency, personal accountability, ethical business practices and good corporate citizenship.

We continue to take a disciplined approach to our capital allocation and during the year we repurchased 1.5 million shares for $54 million. On November 4, 2021, our Board of Directors authorized the additional repurchase of $200 million of Sanmina common stock. The expansion of this program is in line with Sanmina’s capital allocation priorities and supports the confidence in the Company’s future financial performance and cash generation and our ongoing commitment to return capital to our stockholders. Since the inception of our share repurchase program in fiscal 2014, we have repurchased 34.3 million shares for approximately $869 million.

These achievements would not have been possible without creativity, passion for the business, teamwork and a determination to succeed. We demonstrated an open mind and found ways to mitigate the challenges presented by the evolving market dynamics.

STOCKHOLDER OUTREACH AND RESPONSIVENESS

Building trust and delivering sustainable, long-term value requires regular dialogue with our stockholders. We are committed to effective corporate governance that promotes the long-term interests of our stockholders and strengthens the Board’s and management’s accountability. During the past year, we have had a number of discussions with our stockholders spanning a variety of topics, including our compensation program, corporate governance, sustainability practices, and our strategy for growth and long-term value creation.

Our stockholder outreach is a recurring, year-round effort led by a cross-functional team that includes investor relations, members of executive management, and independent directors. Feedback from these meetings is shared with the Board and respective Committees to determine actionable items.

COMMITMENT TO SUSTAINABILITY

We operate our business based on several core beliefs, including professional integrity, social responsibility, and sustainability. We take these initiatives seriously, knowing that this work results in positive changes to our work environment, on our employees and to the communities where we do business. We are committed to making our workforce inclusive, our business sustainable and our stakeholders engaged by maintaining strong environmental and social practices. Our global corporate social responsibility efforts are guided by a management team and board of directors that are dedicated to the highest standards of ethics and integrity.

Thank you for your continued investment in and support of Sanmina Corporation.

JURE SOLA

Chairman and CEO

2    Sanmina Corp

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

WHEN Monday, March 14, 2022 11:00 A.M., Pacific Daylight Time	WHERE Virtual Meeting www.virtualshareholdermeeting.com/SANM2022	RECORD DATE January 20, 2022
ITEMS OF BUSINESS
Board Recommendation
PROPOSAL 1 To elect eight directors of Sanmina Corporation	FOR each director nominee
PROPOSAL 2 To ratify the appointment of PricewaterhouseCoopers LLP as Sanmina Corporation’s independent registered public accounting firm for the fiscal year ending October 1, 2022	FOR
PROPOSAL 3 To approve, on an advisory (non-binding) basis, the compensation of Sanmina Corporation’s named executive officers	FOR
PROPOSAL 4 To approve the reservation of an additional 1,300,000 shares of common stock for issuance under the 2019 Equity Incentive Plan of Sanmina Corporation	FOR

Stockholders will also transact such other business as may properly come before the meeting.

Pursuant to the Internet proxy rules promulgated by the Securities and Exchange Commission (the “SEC”), Sanmina Corporation has elected to provide access to its proxy materials over the Internet. Accordingly, stockholders of record at the close of business on January 20, 2022 will receive a Notice of Internet Availability of Proxy Materials and may vote at the Annual Meeting and any adjournment or postponement of the meeting. Sanmina Corporation expects to mail the Notice of Internet Availability of Proxy Materials on or about January 27, 2022.

All stockholders are cordially invited to attend the Annual Meeting. Even if you plan to attend the Annual Meeting, please vote via the Internet or the telephone as promptly as possible to ensure that your vote is recorded. Alternatively, you may follow the procedures outlined in the Notice of Internet Availability of Proxy Materials to request a paper proxy card to submit your vote by mail. Any stockholder attending the Annual Meeting may vote even if he or she previously voted by another method.

FOR THE BOARD OF DIRECTORS

CHRISTOPHER K. SADEGHIAN

Corporate Secretary

2022 Proxy Statement    3

FISCAL 2021 HIGHLIGHTS

What We Do

Sanmina designs, manufactures and repairs some of the most complex and innovative optical, electronic and mechanical products in the world. Recognized as a technology leader, Sanmina provides end-to-end design, manufacturing and logistics solutions, delivering superior quality and support to Original Equipment Manufacturers primarily in the communications networks, cloud solutions, medical, defense and aerospace, industrial, and automotive technology sectors.

Our Competitive Strengths

Customer focused organization with 35,000 employees	Mission critical end-to-end solutions	Product design and engineering resources	Vertically integrated global manufacturing capabilities

Advanced component technologies	Comprehensive IT systems and a global supplier base	Expertise in serving diverse end markets	Expertise in industry standards and regulatory requirements

4    Sanmina Corp

Fiscal 2021 Highlights

Fiscal 2021 Performance

Fiscal 2021 proved to be a challenging year as supply chain shortages and delays caused by the COVID-19 pandemic weighed on our results by preventing us from shipping all products for which there was customer demand, increasing our costs and causing us to carry higher than desirable levels of inventory. While revenue was down 3% year over year primarily due to one less week in the fiscal year, we were able to improve non-GAAP operating income by 15%, expand non-GAAP operating margin 70 basis points, and grow non-GAAP earnings per share by 30%. In addition, we generated solid cash from operations providing us the financial flexibility to reinvest in the company and drive stockholder value.

Revenue	Non-GAAP Operating Income and Operating Margin*	Non-GAAP Earnings per Share (EPS)*

Non-GAAP EBITDA*	Non-GAAP Pre-Tax ROIC*	Cash Flow from Operations

*   See Appendix B for reconciliation of non-GAAP financial information provided in this proxy statement to their most directly comparable GAAP measures.

2022 Proxy Statement    5

Fiscal 2021 Highlights

Sustainability and CSR Highlights

Introduction

Since Sanmina’s founding over forty years ago, our culture has been based on professional integrity and doing the right thing. We take our sustainability and corporate social responsibility initiatives seriously, knowing that this work results in positive changes to our working environment, our people and the communities where we do business. We are committed to making our workforce inclusive, our business sustainable and our stakeholders engaged by maintaining strong environmental and social practices. We strive to do our part, while providing value to our stockholders.

In 2021, we published our first Corporate Social Responsibility (CSR) Report to transparently share our sustainability and corporate social responsibility initiatives, as well as our efforts on an ongoing basis, and to encourage continuous improvement and accountability. Learn more about sustainability at Sanmina on our Social Responsibility website: https://www.sanmina.com/social-responsibility/

Board Oversight of ESG

Investing in our ESG program is a core part of our global citizenship and reflects our values of accountability, inclusion, teamwork, excellence and integrity. We believe our commitment to corporate social responsibility will enable us to execute on our mission. As we move forward together, we will continue to focus on our impact beyond Sanmina to support our communities and meet our significant responsibilities to society as a whole. Our Board exercises oversight of our ESG initiatives primarily through our Nominating and Governance Committee, which receives updates from management on various ESG matters. The Board or its committees offers management feedback on ESG best practices that help guide development of the Company’s various ESG initiatives. In 2021, we released our first CSR report setting a baseline for our ESG disclosures and providing transparency into our efforts. Our objective is to publish an annual CSR report to provide investors, employees, the communities we operate and our stakeholders with our progress on our continued efforts to be good corporate citizens.

Stakeholder Engagement

We highly value our stakeholder relationships, which represent key sources of input and feedback concerning our CSR initiatives. We engage with stakeholders in various ways, including all hands meetings, internal communications, management meetings, open door policy, wellness programs, training programs, internal and external audits, health and safety programs, investor engagement and employee volunteerism.

We recognize the importance of reporting on social, economic, ethics and environmental practices. Sanmina defines corporate social responsibility as integrating social, environmental, safety, ethics and human rights concerns in our business operations and our interactions with stakeholders. Our customers work hard to maintain an excellent brand image and company reputation and we see this as our job as well. Maintaining excellent stakeholder relationships is very important at Sanmina.

Employees	Stockholders	Business Partners	Customers	Communities	Governments

For more information about engagement with our stockholders, see “Stockholder Outreach” on page 10.

Diversity and Inclusion

We recruit and hire people based upon their skills for the job without regard to gender, ethnicity or other protected traits and it is our policy to comply fully with all domestic, foreign and local laws relating to discrimination in the workplace. Sanmina values and promotes respect, integrity, innovation, passion, pride and trust. We strive to offer an inclusive culture that encourages and supports our employees. In 2021, the gender distribution of our employees was relatively proportional around the globe, with males representing 52% and females representing 48% of our global workforce. In the U.S. our employee talent was 54% ethnically diverse and 38% female.

6    Sanmina Corp

Fiscal 2021 Highlights

GLOBAL WORKFORCE DATA			U.S. WORKFORCE DATA
Workforce	New Hires by Region	New Hires by Age

2021 Highlights

PEOPLE

At Sanmina, we believe our success is a direct result of our diverse and highly skilled and engaged workforce. Sanmina promotes a variety of initiatives to promote employee wellness and engagement.

Sanmina University: Our own professional development program	Promoting health and wellness	Keeping employees safe
Sanmina University is an online professional development program for employees who seek to advance their careers through skills-based training.	We believe our employees are our biggest asset and we nurture this by offering ways to stay healthy, encourage wellness and stay active, including wellness programs.	We are guided by the principles outlined in the United States Department of Labor’s Occupational Safety & Health Administration (OSHA).

ENVIRONMENT

Sanmina seeks to address the needs of our global environment, now and in the future. Based on our 2019 baseline data provided in our 2021 CSR report, we have committed to reducing our carbon emissions by 40% from our 2019 levels by 2030 and to be net-zero by 2050. The Company expects to release its CSR report in March 2022.

Managing CO2 emissions	Water conservation	Managing waste
Our corporate campus is one example of our efforts, through the replacement of roofing with energy efficient materials. It is also conveniently located within walking distance to mass transit and we offer our employees charging stations for electric vehicles.	We remain focused on using recycled water in our production process and landscaping and look for ways to further conserve water where possible.	We work with ISO-certified third-party recyclers to responsibly dispose of our waste.

COMMUNITIES

Sanmina works to be a good neighbor in the communities where we operate and around the world, sponsoring charities and events including The Red Cross, Children’s Cancer Foundation and many others. We also encourage our employees to volunteer and become involved with organizations that are meaningful to them and their communities.

2022 Proxy Statement    7

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider, and you should read the entire Proxy Statement carefully before voting.

Board and Governance Highlights

Director Nominees

			Director since	Tenure (years)	Board committees
Name and principal position	Age	Independent			AC	CC	NGC
Jure Sola Chairman and Chief Executive Officer of Sanmina Corporation	71	No	1989	33
Eugene A. Delaney Consultant	65	Yes	2013	9
John P. Goldsberry Former Chief Financial Officer, GLOBALFOUNDRIES Inc.	67	Yes	2008	14
Susan A. Johnson Executive Vice President, Global Connections and Supply Chain, AT&T Communications, Inc.	56	Yes	2021	<1
Rita S. Lane Consultant	59	Yes	2016	6
Joseph G. Licata, Jr. Managing Partner - Private Equity, BlueArc Capital	61	Yes	2007	15
Krish Prabhu Consultant	67	Yes	2019	3
Mario M. Rosati Retired Member, Wilson Sonsini Goodrich & Rosati	75	Yes	1997	25
AC	Audit Committee	NGC	Nominating and Governance Committee	Chair	Member
CC	Compensation Committee

Board Nominee Snapshot

Independence	Age	Tenure	Diversity

8    Sanmina Corp

Proxy Summary

Board Nominee Skills and Experience

Type of Experience
Electronics manufacturing services and similar manufacturing companies	7/8 directors
Other technology/information technology	8/8 directors
Other public company board membership	3/8 directors
Executive or senior management	7/8 directors
International business	8/8 directors
Strategic planning	8/8 directors
Accounting, audit and corporate finance	6/8 directors
Board governance, including board nominations	7/8 directors
Risk management, compliance and regulatory	6/8 directors

Good Governance Practices

Finally our Board prides itself on keeping up to date on best governance practices and implementing those we believe are best tied to increasing stockholder value. We continually monitor the way we govern ourselves, including reviewing whether there are alternatives or new ideas which would strengthen our governance structures.

BOARD INDEPENDENCE	BOARD EFFECTIVENESS	GOOD CORPORATE GOVERNANCE PRACTICES

●   7 of our 8 director nominees are independent

●   Designated Lead Independent Director

●   All Board committees consist solely of independent directors

●   Independent Committee Chairs

●   Independent directors regularly meet in executive session, without members of management

●  100% Board and Committee meeting attendance in 2021 by each director

●   100% director attendance at our 2021 Annual Meeting of Stockholders

●   Board oversight of strategy

●   Board oversight of risk management processes

●   Updates to the Board on investor engagement

●   Annual election of directors

●   Comprehensive Code of Conduct and Corporate Governance Guidelines

●   Compensation clawback policy covering both cash and equity incentives

●   Stock ownership and holding guidelines for directors and executive officers

●   Policies prohibiting hedging and pledging of our shares by directors and executive officers

●   Expansive shareholder outreach program to gauge support for our executive compensation practices and corporate governance policies and to respond to stockholder input

2022 Proxy Statement    9

Proxy Summary

Stockholder Outreach

We believe that effective corporate governance should include regular, constructive conversations with our stockholders. In 2021, we invited stockholders representing 70% of our outstanding shares to meet with our management and members of the Board to solicit feedback about our business, corporate governance, and our executive compensation programs, speaking with holders of 43% of our shares, the remaining 27% did not require a meeting or did not respond. In addition to input on current governance and executive compensation topics specific to Sanmina, we invited discussion on any other topics or trends stockholders wished to share with us. Additionally, we engaged with a proxy advisory firm to explain and reinforce our executive compensation program and philosophy and to understand any comments they had.

CONSISTENT RESPONSIVENESS TO STOCKHOLDERS

●  We continue to provide in the Proxy Statement greater transparency about our compensation plans, their purpose, what they measure and how they operate.

●  The Compensation Committee maintained the compensation plan structure and principles endorsed by stockholders in the 2021 annual meeting, including:

●  Maintaining a high percentage (53%) of total target compensation comprised of performance-based long-term incentives for the CEO.

●  Avoiding duplication of performance metrics in the short-term bonus plan and long-term incentive awards.

●  Setting long-term incentive performance goals that are measured over a three year time horizon.

●  Simplifying the array of performance metrics in the short-term bonus plan and long-term incentive plan.

●  We continue to provide additional disclosure in our Proxy Statement and CSR report around the topics of diversity inclusion, environmental, social and governance activities, goals and Board oversight of such matters.

10    Sanmina Corp

Proxy Summary

Executive Compensation Highlights

Components of 2021 CEO Compensation

Component	% of Total Target	Purpose	Key Characteristics
Base Salary		● Attract and retain talent with a competitive level of pay	● Based on individual performance, experience level and peer group compensation data ● Generally targeted below 50th percentile of our peers
Annual Incentive Compensation

●   Incentivize and reward for corporate and individual performance over shorter time periods to aid in retention

●   Drive achievement of specific financial targets in line with our strategy

●   Provide competitive annual incentive opportunities

●   Two financial goals (revenue and non-GAAP operating margin)

●   One modifier (cash flow from operations)

●   Allows for total cash compensation to become more competitive compared to peers when high levels of corporate and individual performance are achieved

Equity Incentives		● Align realized pay with stockholder value creation ● Support long-term retention of critical talent ● Provide competitive long-term incentive opportunities when performance conditions are achieved

●   High proportion of performance-based PSUs to time-based RSUs (68%/32%)

●   PSUs vest based upon cumulative three-year non-GAAP earnings per share measured at end of performance period

●   Variable payout (65% to 135%) based upon level of achievement and, at discretion of Compensation Committee, relative TSR compared to peers, with achievement of minimum threshold required for any payout

●   Allows for total compensation to become more competitive to peers when high levels of corporate and individual performance are achieved

2022 Proxy Statement    11

Proxy Summary

Compensation Practices

WHAT WE ARE DOING

✓ Pay for Performance—Our executive compensation program continues to emphasize performance-based (at risk) compensation, with the majority of the total target pay opportunities of our CEO tied to financial performance. 100% of our long-term incentive awards to our named executive officers in fiscal 2021 were equity incentives, reinforcing the linkage between executive pay and stockholder value creation.

✓ Stockholder Engagement on Executive Compensation Matters—We have a robust, year-round stockholder engagement program that provides valuable feedback and informs the Compensation Committee’s annual evaluation of the executive compensation program.

✓ Simplified Annual Bonus Plan Design—Beginning in 2020, we reduced the number of metrics used to measure plan performance from six to two, with one modifier, emphasizing only the most important measures to the health of our business and better focusing management on achievement of such measures. Providing greater transparency of short-term incentive factors.

✓ Below Median Non-Performance Based Compensation—Base salaries for our executive officers generally fall below peer median levels, with total compensation becoming competitive only if Sanmina achieves target and higher levels of financial performance.

✓ Alignment of Overall Pay with Peers—The total target compensation of our named executive officers is generally well aligned with peer median levels.

✓ Capped Incentive Payments—We impose a maximum on the amount that can be earned under all of our incentive plans.

✓ Robust Stock Ownership Guidelines—Our executive officers are subject to equity ownership requirements that are comparable to those of our peers.

✓ Mandatory Stock Holding Period—Under our 2019 Equity Incentive Plan, our CEO must hold all shares received upon exercise, settlement or issuance of an award for a minimum of one year, helping ensure alignment of interests with those of our stockholders.

✓ Clawback Policy—Our clawback policy requires repayment of both cash and equity incentives under certain circumstances following financial restatements.

✓ Multi-year Vesting Criteria for Equity Awards—Since 2020, our performance-based long-term incentives vest only upon achievement of multi-year financial targets.

✓ Separate, Non-overlapping Metrics for Short- and Long-term Awards. Our short-term and long-term Incentive Plans use different non-overlapping metrics, recognizing the different purposes of each plan.

✓ Below-Median Severance Levels. Our change in control severance arrangements provide for severance levels below median general industry practices.

✓ Annual Pay Study and Peer Group Review. We annually conduct an executive pay study, assisted by the Compensation Committee’s independent compensation advisor, to ensure the continued alignment of our pay levels and program design with competitive peer practices. We review our peer group every year to ensure relevance and comparability.

✓ Annual Say-on-Pay Vote. We conduct an annual say-on-pay vote, the frequency preferred by our stockholders.

WHAT WE DON’T DO

✗ No guaranteed bonus payments for CEO or other NEO’s.

✗ No repricing of options.

✗ No tax gross ups.

✗ No excessive change in control severance protections (the highest change in control severance multiple is two times salary plus one times target bonus).

✗ No single trigger change in control plans.

✗ No hedging or pledging of the Company’s stock by our executive officers and directors is allowed.

✗ No extraordinary perquisites.

12    Sanmina Corp

		Significant Information in this Section
1	Letter from the Chairman of the Board and CEO
3	Notice of Annual Meeting of Stockholders
4	Fiscal 2021 Highlights	4	Our Competitive Strengths	6	Sustainability and CSR Highlights
		5	Fiscal 2021 Performance
8	Proxy Summary	8	Board and Governance Highlights	11	Executive Compensation Highlights
14	Proposal One Election of Directors	14	Director Nominees	19	Attributes and Qualifications of Nominees
				19	Independent Directors
20	Corporate Governance and Board Matters	20	Board Composition	22	Board Structure and Responsibilities
		21	Board Diversity Factors	23	Board Committees
		21	Director Succession Planning, Tenure and Refreshment	24	Areas of Board Oversight
		21	Board Orientation and Continuing Education	26	Board Accountability and Processes
29	Compensation of Directors	29	Director Compensation Arrangements
30	Proposal Two Ratification of Appointment of Independent Registered Public Accounting Firm	30	Audit Committee Pre-Approval Policy with Respect to Audit Services and Permissible Non-Audit Services
31	Report of the Audit Committee of the Board of Directors
32	Proposal Three Approval, on an Advisory (Non-Binding) Basis, of Compensation of Named Executive Officers	34	Fiscal 2021 Business Highlights	38	Sanmina’s Executive Compensation Process
		35	Fiscal 2021 Executive Compensation Highlights	41	Components of 2021 CEO Compensation
33	Compensation Discussion and Analysis	37	2021 Stockholder Engagement and Say-on-Pay Vote	42	Executive Officer Compensation Decisions for 2021
48	Compensation Committee Report	38	Sanmina’s Pay for Performance Compensation Philosophy
49	Executive Compensation Tables	49	Summary Compensation Table	53	Non-Qualified Deferred Compensation Plan
		50	Grants of Plan Based Awards	54	Employment, Termination and Change in Control Arrangements
		51	Outstanding Equity Awards at Fiscal 2021 Year-End
55	CEO Pay Ratio
56	Proposal Four Approval of the Reservation of an Additional 1,300,000 Shares of Common Stock for Issuance Under the 2019 Equity Incentive Plan	56	Reason for Request	64	Number of Awards Granted to Employees, Consultants and Directors
		57	Description of the 2019 Plan

66	Ownership of Our Stock	66	Security Ownership of Certain Beneficial Owners and Management
68	Certain Relationships and Related Transactions
69	Other Matters
70	Availability of Additional Information
71	Questions and Answers About Procedural Matters
77	Appendix A - Sanmina Corporation 2019 Equity Incentive Plan
89	Appendix B Reconciliation Of Non-GAAP Measures

2022 Proxy Statement    13

PROPOSAL ONE ELECTION OF DIRECTORS

Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jure Sola, Eugene A. Delaney, John P. Goldsberry, Susan A. Johnson, Rita S. Lane, Joseph G. Licata, Jr., Krish Prabhu and Mario M. Rosati. Director and current Lead Independent Director Jackie M. Ward will retire upon the date of the Annual Meeting and is therefore not standing for reelection at the Annual Meeting. If any such nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the Nominating and Governance Committee to fill the vacancy. If stockholders nominate additional persons for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of the nominees listed below as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until that person’s successor has been elected by the holders of the outstanding shares of common stock and qualified, or until his or her earlier death, resignation or removal in the manner provided in our bylaws.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOLLOWING DIRECTOR NOMINEES.

Director Nominees

Jure Sola Age: 71 Director Since: 1989
Principal Occupation: Chairman and Chief Executive Officer of Sanmina Corporation
Biographical Information
●	Has served as Sanmina’s Chief Executive Officer since August 2020 and from April 1991 to October 2017, Chairman of Sanmina’s Board since August 2020 and from April 1991 to December 2001 and from December 2002 to October 2017, Sanmina’s Executive Chairman from October 2017 to August 2020, and Co-Chairman of Sanmina’s Board from December 2001 to December 2002.
●	Co-founded Sanmina Corporation and initially held the position of Vice President of Sales in 1980.
●	Became Vice President and General Manager of Sanmina Corporation, responsible for manufacturing operations and sales and marketing.
●	Elected as a director and in October 1989 was appointed as President of Sanmina Corporation.
Board Nominating Factor
Mr. Sola’s role as the co-founder of Sanmina as well as his more than 40 years of experience in the electronics manufacturing industry and deep knowledge of the Company and its operations.

14    Sanmina Corp

Proposal One Election of Directors

Eugene A. Delaney Age: 65 Director Since: 2013
Principal Occupation: Consultant
Biographical Information
● Has served as a director of Sanmina since December 2013.
● Currently serves as Board Advisor to Blue Yonder.
● Previously served as Executive Vice President, Product and Business Operations of Motorola Solutions, Inc., a worldwide provider of communications infrastructure, devices, software and services to government and enterprise customers, from January 2011 through July 2013.
● Held the positions of Executive Vice President, President, Enterprise Mobility Solutions, Motorola Inc. from January 2009 to August 2010; Senior Vice President, President, Government and Public Safety from May 2007 to January 2009; and Senior Vice President, International Sales Operations, Networks and Enterprise from May 2006 to May 2007 with Motorola, Inc.
● Served in other senior management roles with Motorola, Inc., including Senior Vice President of the Cellular Infrastructure Group, and President of Asia/Pacific region and Chairman of Motorola China Ltd.
Board Nominating Factor
Mr. Delaney’s more than 25 years of senior management experience with a major global communications technology company, particularly in the areas of business transformation and corporate finance.
Board Committees:
Audit, Compensation (Chair)

John P. Goldsberry Age: 67 Director Since: 2008
Principal Occupation: Former Chief Financial Officer, GLOBALFOUNDRIES Inc.
Biographical Information
●	Has served as a director of Sanmina since January 2008.
●	Served as Chief Financial Officer of GLOBALFOUNDRIES Inc., a semiconductor foundry company from January 2016 to January 2018 and as Chief Accounting Officer from June 2013 until January 2016.
●	Served as Chief Financial Officer of American Traffic Solutions, Inc., the leading traffic camera services company, from July 2010 until November 2012, and as Chief Financial Officer of TPI Composites, Inc., a manufacturer of composites products for the wind energy markets, from July 2008 until July 2010.
●	Previously served as Senior Vice President and Chief Financial Officer of Gateway, Inc., a computer manufacturer, from August 2005 to April 2008.
●	Served as Senior Vice President, Operations, Customer Care and Information Technology from April 2005 to August 2005, as Senior Vice President, Strategy and Business Development from March 2004 to April 2005 and as Chief Financial Officer of eMachines, Inc., a PC manufacturer acquired by Gateway, from January 2004 until March 2004.
●	Held Chief Financial Officer positions at TrueSpectra, Inc., an imaging solutions company, Calibre, Inc., a wireless technology company, Quality Semiconductor, Inc., a semiconductor company, DSP Group, Inc., a semiconductor company, and The Good Guys, Inc., an electronics retailer, and worked for Salomon Brothers and Morgan Stanley in a number of corporate finance positions.
Board Nominating Factor
Mr. Goldsberry’s deep financial expertise, CFO experience, understanding of hardware and manufacturing businesses (computers, renewable energy, electronic equipment and semiconductors), providing knowledge to help Sanmina refine and improve its strategy and execution.
Board Committees:
Audit (Chair)

2022 Proxy Statement    15

Proposal One Election of Directors

Susan A. Johnson Age: 56 Director Since: 2021
Principal Occupation: Executive Vice President, Global Connections and Supply Chain at AT&T Communications, Inc.
Biographical Information
●	Appointed as a director of Sanmina in December 2021.
●	Has served as Executive Vice President of Global Connections and Supply Chain for AT&T Communications since 2014.
●	Held other senior leadership positions with AT&T between 2000 and 2014, including Senior Vice President, Investor Relations, Senior Vice President, Customer Information Services, Senior Vice President, Business Development and Senior Vice President, Corporate Strategy and Planning.
●	Worked in investment banking at Smith Barney.
Board Nominating Factor
Ms. Johnson’s wealth of experience in corporate strategy, business development, supply chain management and sustainability.

Rita S. Lane Age: 59 Director Since: 2016
Principal Occupation: Consultant
Biographical Information
● Has served as a director of Sanmina since September 2016.
● Has been the Principal at Hajime, LLC a supply chain advisor for start-up companies since January 2014.
● Serves as a Supervisory Board member of Signify Holdings (formerly Philips Lighting), a global lighting systems manufacturer, as a Board member of L3Harris Technologies, Inc., a provider of aerospace, communication, electronic and sensor systems and as a Board member of Amphenol, an electronic components supplier.
● Served as Vice President, Operations, for Apple Inc. from July 2008 through January 2014.
● Was Senior Vice President, Integrated Supply Chain/Chief Procurement Officer for Motorola Solutions, Inc. and prior to that time held senior supply chain positions at International Business Machines Corporation for more than ten years.
● Served for five years in the United States Air Force as a Captain.
Board Nominating Factor
Ms. Lane’s more than 30 years of experience in global supply chain, technology products and hardware operations for Fortune 100 companies.
Board Committees:
Audit, Nominating and Governance (Chair)
Other Public Boards:
Amphenol Corporation, L3Harris Technologies, Inc., Signify Holding BV

16    Sanmina Corp

Proposal One Election of Directors

Joseph G. Licata, Jr. Age: 61 Director Since: 2007
Principal Occupation: Managing Partner - Private Equity, BlueArc Capital
Biographical Information
●	Has served as a director of Sanmina since August 2007.
●	Is the Managing Partner - Private Equity, of BlueArc Capital since April 2014.
●	Current Chairman of the Board of Brunswick Bowling Products.
●	Past Chairman of the Board of Choice Adhesives Corp.
●	Past Chief Executive Officer of Synergy Leadership, LLC, a firm specializing in Board and CEO advisory services in the areas of corporate and growth strategy, operational full potential and enterprise value creation, a company which he also founded, from January 2011 until April 2014.
●	Served as Chief Executive Officer of Peopleclick Authoria, Inc., a vendor of human resources process management software and services, from April 2010 through November 2010.
●	Served as President and Chief Executive Officer of SER Solutions, Inc., a global call management and speech analytics solutions company, from July 2007 through October 2008 when the company was acquired.
●	Served as President and Chief Executive Officer of Siemens Enterprise Networks, LLC, a leader of enterprise communications solutions, from 2001 to 2006.
Board Nominating Factor
Mr. Licata’s more than 19 years of experience as chief executive officer and chairman of companies in diverse industries provides him excellent visibility into operational and financial issues as well as creating shareholder value.
Board Committees:
Audit, Compensation

Krish Prabhu Age: 67 Director Since: 2019
Principal Occupation: Consultant
Biographical Information
● Has served as a director of Sanmina since September 2019.
● Has been an independent technology consultant since retiring from AT&T, a telecommunications service provider, in September 2016, where he had served as Chief Technology Officer and President of AT&T Labs since June 2011.
● Held senior management positions at Tellabs, Inc., a telecommunications equipment provider, as President and Chief Executive Officer, from 2004 until 2008, and at Alcatel, also a telecommunications equipment provider, between 1991 and 2001.
● Was a venture partner at Morganthaler Ventures between 2001 and 2004.
● Serves as a director of Ribbon Communications Inc., a provider of networked software solutions, and as a director of Omnitier, a private company; served on the board of Altera Corporation between 2007 and 2015.
Board Nominating Factor
Mr. Prabhu’s more than 30 years of industry experience and senior leadership roles at global public corporations.
Board Committees:
Compensation
Other Public Boards:
Ribbon Communications Inc.

2022 Proxy Statement    17

Proposal One Election of Directors

Mario M. Rosati Age: 75 Director Since: 1997
Principal Occupation: Retired Member, Wilson Sonsini Goodrich & Rosati
Biographical Information
● Has served as a director of Sanmina since 1997.
● Member of the law firm of Wilson Sonsini Goodrich & Rosati from 1971 until January 2020.
● Serves as a director of Aehr Test Systems, a provider of semiconductor testing equipment.
Board Nominating Factor
Mr. Rosati’s senior and significant role in a major Silicon Valley law firm serving technology companies and service on multiple company boards, giving him unique viewpoints on the technology industry and strategies for growth.
Board Committees:
Nominating and Governance
Other Public Boards:
Aehr Test Systems

18    Sanmina Corp

Proposal One Election of Directors

Attributes and Qualifications of Nominees

The Nominating and Governance Committee believes this slate of nominees possesses the strategic development, financial, operational and industry-specific skills necessary to effectively guide and oversee our business. In evaluating the qualifications of the nominees listed above, the Nominating and Governance Committee considered a number of factors, including the nominees’ experience as shown in the following chart:

	Sola	Delaney	Goldsberry	Johnson	Lane	Licata, Jr.	Prabhu	Rosati
Tenure (Years)	33	9	14	0	6	15	3	25
Age (Years)	71	65	67	56	59	61	67	75
Gender Identity	M	M	M	F	F	M	M	M
Race/Ethnicity/Identity
Asian					●		●
White	●	●	●	●		●		●
Skills and Experience
Electronics manufacturing services and similar manufacturing companies	●	●	●		●	●	●	●
Other technology/information technology	●	●	●	●	●	●	●	●
Other public company board membership					●		●	●
Executive or senior management	●	●	●	●	●	●	●
International business	●	●	●	●	●	●	●	●
Strategic planning	●	●	●	●	●	●	●	●
Accounting, audit and corporate finance		●	●	●		●	●	●
Board governance, including board nominations	●	●	●		●	●	●	●
Risk management, compliance and regulatory		●	●		●	●	●	●

The Nominating and Governance Committee does not require that each nominee have experience in each of these areas, instead evaluating nominees as a group to ensure that the Board as a whole possesses the appropriate mix of experience and knowledge.

Independent Directors

The Board of Directors has determined that all of the non-employee members of the Board satisfy the definition of independence under applicable Nasdaq rules. There are no family relationships among our directors or executive officers. The non-management directors regularly meet in executive session, without members of management, as part of the normal agenda of our regularly scheduled board meetings.

2022 Proxy Statement    19

CORPORATE GOVERNANCE AND BOARD MATTERS

Sanmina has long been guided by a set of basic beliefs, including conducting business with the highest standards of ethical behavior when relating to customers, suppliers, employees and investors. Accordingly, we have implemented governance policies and practices which we believe meet or exceed regulatory standards and which reflect current corporate governance best practices.

Board Composition

Process for Selecting Directors

IDENTIFYING CANDIDATES

●  Nomination of incumbent directors, as recommended to the Board by the Nominating & Governance Committee

●  Can include employees of the Company who are designated as executive officers

●  New or replacement members, as recommended to the Board by the Nominating & Governance Committee

●  Can include nominees proposed by stockholders and nominees identified by Board members or external search firms as deemed appropriate by the Nominating & Governance Committee

IN-DEPTH REVIEW BY THE NOMINATING AND GOVERNANCE COMMITTEE

●  Annual review of the composition (including succession timelines, diversity, skills, tenure, and annual self assessment feedback) of the Board as a whole

●  Annual review of independence according to the criteria established by Nasdaq

●  Annual review of the appropriate skills and characteristics required of Board members

●  Consideration of each potential nominee’s experience in areas determined by the Company

●  Consideration of diversity

●  Review of nominees’ other existing and anticipated future commitments

NOMINATION BY NOMINATING AND GOVERNANCE COMMITTEE

FULL BOARD APPOINTS OR NOMINEE IS VOTED UPON BY STOCKHOLDERS AT ANNUAL MEETING

20    Sanmina Corp

Corporate Governance and Board Matters

Board Diversity Factors

Below is certain demographic information about our current Board members required to be disclosed under the Nasdaq Listing Rules.

Board Diversity Matrix (As of December 31, 2021)
Total Number of Directors			9
	Female	Male	Non- Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	6	0	0
Part II: Demographic Background
African American or Black	0	0	0	0
Alaskan Native or Native American	0	0	0	0
Asian	1	1	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	2	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	1	0	0	0
Did Not Disclose Demographic Background	0	0	0	0

Director Succession Planning, Tenure and Refreshment

The Board believes that its ability to promote the long term, sustainable growth of Sanmina depends on attracting and retaining board members with a high level of industry-specific experience, who have a deep familiarity with the Company’s business and who will actively engage with management and other stakeholders. The Board seeks to assure these characteristics in board members through regular succession planning activities and through its Board evaluation process intended to identify board members in need of improvement. The Board recognizes concerns expressed in the corporate governance community that long tenured board members can be perceived as less independent than those with shorter tenures. At the same time, the Board does not believe that term limits are an appropriate means of addressing this concern as they can serve to disqualify otherwise knowledgeable, engaged and effective board members. Instead, the Board regularly reviews the contributions of all members, reviews tenure and considers retirements, departures and new potential board members as a matter of succession planning.

Board Orientation and Continuing Education

The Company provides an orientation program for new directors. The program includes presentations on the Company’s business and operations, its risk management practices, its corporate governance policies and interviews with senior management and representatives of our external auditors, as well as visits to one or more manufacturing facilities. In addition, the Company encourages new directors to attend one or more relevant director education programs.

2022 Proxy Statement    21

Corporate Governance and Board Matters

Board Structure and Responsibilities

Current Board Leadership Structure

Jackie M. Ward Current Lead Independent Director	Jure Sola Chairman and Chief Executive Officer

Role of Lead Independent Director

●  Serve as the principal representative of and contact between the independent directors and the Executive Chairman;

●  Preside over meetings of the independent directors;

●  Assist the Executive Chairman in establishing the agenda for Board and stockholder meetings;

●  Monitor the quality, quantity and timeliness of information sent to the Board;

●  Ensure that she is available for consultation and direct communication with stockholders;

●  Recommend the retention of outside advisors and consultants;

●  Provide assistance to Committee Chairs and Committees; and

●  Provide assistance and counseling to individual directors as needed following the Board’s annual evaluation process.

Role of Chairman

●  Guide the strategic direction of Sanmina;

●  Provide oversight and guidance to Company management on other Company matters as appropriate;

●  Develop, in consultation with the Lead Independent Director, agendas for all Board meetings;

●  Preside over all meetings of the Board and the stockholders;

●  Review matters being considered by Board Committees;

●  Communicate with stockholders as needed; and

●  Make himself available for consultation and communication with all Board members.

With the retirement of Jackie M. Ward, effective as of the date of the Annual Meeting, the independent members of the board shall select a new lead independent director for 2022. The charter for the lead independent director can be found on our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx. The positions of Chairman and CEO are currently held by Mr. Sola. The Board believes that this leadership structure, coupled with the planned appointment of a new lead independent director, provides balance, continuity and is in the best interests of Sanmina and its stockholders.

22    Sanmina Corp

Corporate Governance and Board Matters

Board Committees

The Board currently maintains three standing committees: an Audit Committee, a Compensation Committee, and a Nominating and Governance Committee.

AUDIT COMMITTEE
Current Members John P. Goldsberry (Chair)* Eugene A. Delaney* Rita S. Lane Joseph G. Licata. Jr.* 8 meetings in fiscal 2021 Attendance

Duties and Responsibilities

●   Oversees our corporate financial reporting and external audit, including, among other things, our internal control environment, the results and scope of the annual audit and other services provided by our independent registered public accounting firm and our internal audit function.

●   Is responsible for the appointment, compensation, oversight and assessment of the performance of our independent registered public accounting firm and is involved in the selection of the lead audit partner.

●   Oversees certain risks relating to the preparation of our financial statements, investment policies, casualty risk insurance policies and legal and regulatory compliance, among others; assists the Board in its oversight of cybersecurity and privacy risks.

●   Oversees our ethics program and reviews related party transactions and legal matters that could have a significant impact on our financial statements.

*  Meet the definition of a financial expert.

The Audit Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

COMPENSATION COMMITTEE
Current Members Eugene A. Delaney (Chair) Joseph G. Licata. Jr. Krish Prabhu Jackie M. Ward 5 meetings in fiscal 2021 Attendance

Duties and Responsibilities

●   Reviews and approves the salaries and equity, incentive and other compensation of our executive officers.

●   Administers our equity incentive plan.

●   Approves the terms of our annual bonus program, monitors our global compensation policies and practices and serves as the administrator under our equity compensation plans.

●   Assists in the oversight of risks relating to recruitment, retention, labor standards compliance and bonus and equity compensation plans and practices and reviews our succession planning process for our executive officers.

The Compensation Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

2022 Proxy Statement    23

Corporate Governance and Board Matters

NOMINATING AND GOVERNANCE COMMITTEE

Current Members Rita S. Lane (Chair) Mario Rosati Jackie M. Ward 4 meetings in fiscal 2021 Attendance

Duties and Responsibilities

●  Responsible for evaluating the size and structure of the Board and its committees, determining the appropriate qualifications for directors and nominating candidates for election to the Board.

●  Develops overall governance guidelines for the Board, including director succession planning policies, conducts an annual Board and committee evaluation and considers stockholder proposals for action at stockholder meetings, including stockholder nominees for director.

●  Reviews and recommends for Board approval our non-employee Board member compensation program.

The Nominating and Governance Committee has adopted a written charter approved by the Board, a copy of which is available at our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Areas of Board Oversight

ROLE OF THE BOARD IN STRATEGY

Our Board actively oversees management’s establishment and execution of our corporate strategy, including major business and organizational initiatives, annual budget and long-term strategic plans, capital allocation priorities, financial results and corporate development opportunities. Our Board regularly receives information and formal updates from our management and actively engages with the senior leadership team with respect to the implementation of our corporate strategy at Board meetings and throughout the year. Our independent directors also hold regularly scheduled executive sessions during which they review and discuss our corporate strategy. Consistent with our corporate transaction approval policy, our Board also reviews and approves strategic transactions that are material to our business, including significant acquisitions and collaborations.

ROLE OF THE BOARD IN RISK MANAGEMENT

The Board has developed an enterprise risk management framework that assigns oversight of various enterprise level risks to either the full Board or one of its committees. Pursuant to this framework, the Board and its Committees regularly receive presentations from management concerning enterprise level risks that could have a significant adverse impact on Sanmina’s business and operations, including economic conditions, strategy, supply chain, trade risks, legal and regulatory matters, compensation programs, cybersecurity and credit exposures. This process permits the Board and its Committees to provide guidance to management in scoping and managing each of the Company’s enterprise risk areas.

24    Sanmina Corp

Corporate Governance and Board Matters

BOARD

The Board has the ultimate responsibility for, and is actively engaged in, oversight of the Company’s risk management, in some cases directly by the full Board, and in some cases through delegation of certain types of risks to the oversight of the appropriate Board Committee.

AUDIT COMMITTEE

Oversees the enterprise risk management program, as well as risks related to financial, regulatory, compliance and cybersecurity matters and regularly reviews with management, the head of internal audit and the independent accountants the steps taken to monitor and mitigate risk exposures

COMPENSATION COMMITTEE Oversees risks associated with compensation policies, plans and practices, leadership development and succession planning

NOMINATING AND GOVERNANCE COMMITTEE

Oversees the management of risks related to corporate governance matters, including director independence, Board composition and succession, shareholder communications, and overall Board effectiveness, as well as risks and opportunities associated with ESG matters

MANAGEMENT
Management is responsible for the Company’s day-to-day risk management activities. Management regularly reports to the Board or its committees on enterprise risk management process.

OVERSIGHT OF CYBERSECURITY RISK

Our Audit Committee has primary responsibility for overseeing risks associated with our information technology, including cybersecurity. Our Audit Committee receives regular reports from our Chief Information Officer regarding our company’s information systems and technology and associated policies, processes and practices for managing and mitigating cybersecurity and technology-related risks. As part of our risk mitigation program, we provide annual information security training for our employees. We also provide additional specialized training for our Security Operations team and employees with access to certain sensitive information systems. In addition, we engage a third-party advisory firm to review our security controls and maturity.

COVID-19 RISK OVERSIGHT

The Board continues to receive regular updates concerning the impact of and the Company’s response to the COVID-19 pandemic. These updates focus on the supply chain interruptions caused by the pandemic, employee safety and protective measures, disruptions to the Company’s plant operations, supply chain resilience, impacts on end market demand and key interactions in support customer requests. The Board expects to continue to receive information from management relating the effect of the pandemic on the Company, its operations and employees on a regular basis for the foreseeable future.

2022 Proxy Statement    25

Corporate Governance and Board Matters

ROLE OF THE BOARD IN ESG

Our ESG program is a core part of our global citizenship and reflects our values of accountability, inclusion, teamwork, excellence and integrity. We believe our commitment to corporate social responsibility will enable us to execute on our mission. As we move forward together, we will continue to focus on our impact beyond Sanmina to support our communities and meet our significant responsibilities to society as a whole. Our Nominating and Corporate Governance Committee has primary responsibility for oversight of ESG matters and receives updates on our ESG program. In 2021, we released our first CSR report setting the baseline and providing transparency into our efforts. Our objective is to publish an annual CSR report to provide investors, employees, the communities we operate and our stakeholders with our progress on our continued efforts to be good corporate citizens.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee are employees of Sanmina. During fiscal 2021, no executive officer of Sanmina (i) served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served on Sanmina’s Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on Sanmina’s Compensation Committee, or (iii) served as a member of the Compensation Committee (or other board committee performing similar functions or, in the absence of any such committee, the board of directors) of another entity, one of whose executive officers served as a director of Sanmina.

Code of Business Conduct and Ethics

Sanmina has adopted a Code of Business Conduct and Ethics (the “Code”) that includes a conflict of interest policy and applies to the Board and all officers and employees. Sanmina provides training to familiarize employees with the requirements of the Code. An ethics reporting resource is available to all employees to enable confidential and anonymous reporting of suspected violations, as well as to the Chairs of the Audit Committee and the Nominating and Governance Committee, if desired. The Code can be found on our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

Board Accountability and Processes

STOCKHOLDER ENGAGEMENT

Fall	Winter	Spring	Summer

● File Annual Report on Form 10-K ● Solicit input from Investors ● Communicate investor feedback with the Board

●  Board’s annual self- assessment of performance and effectiveness

●  Distribute Proxy Statement and Annual Report

●  Publish annual CSR report

●  Solicit input from investors

●  Communicate investor feedback to the Board

		● Annual meeting held ● Review results of stockholder voting ● Communicate investor feedback to the Board	● Enhance disclosures, governance practices and compensation programs, as needed

Our long-standing commitment to stockholder engagement includes:

●	An engagement program that is management led and overseen by the Board;
●	Active engagement with stockholders on a variety of topics throughout the year, including status of the business and executive compensation;
●	Engagement that is designed to address questions and concerns, seek input and provide perspective on Sanmina’s policies and practices.

Feedback from our stockholder engagement is considered by the Board and reflected in our policies and practices, particularly in the area of executive compensation. The results of our stockholder engagement efforts during 2021 are summarized on page 37.

26    Sanmina Corp

Corporate Governance and Board Matters

CORPORATE GOVERNANCE GUIDELINES

Sanmina has adopted a set of Corporate Governance Guidelines that contain various provisions relating to the operation of the Board and duties and expectations of Board members. The guidelines can be found on our website at http://ir.sanmina.com/investor-relations/corporate-governance/default.aspx.

BOARD MEETINGS

The Board held 9 meetings during fiscal 2021. All directors attended 100% of the meetings of the Board and of the standing committees on which such person served.

ATTENDANCE AT ANNUAL MEETING OF STOCKHOLDERS BY THE BOARD OF DIRECTORS

Sanmina encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders. Our annual meetings of stockholders typically coincide with a regular Board meeting date, which facilitates the attendance of Board members at the stockholder meetings. All Board members attended the 2021 Annual Meeting of Stockholders.

BOARD STOCK OWNERSHIP GUIDELINES

In order to better align the interests of our Board with those of our stockholders, we have adopted stock ownership guidelines. Under these guidelines, Board members must acquire and hold Sanmina shares with a dollar value of at least four times the amount of the cash retainer for Board service within three years of becoming a director. Shares counted towards satisfaction of the guideline include shares held through our frozen non-management director deferred compensation plan, shares issued upon vesting or exercise of restricted stock units and stock options issued to directors and shares purchased on the open market. All of our directors currently meet this standard or are within the period for initial compliance.

HEDGING AND PLEDGING OF COMPANY SECURITIES

Sanmina believes that “hedging,” a term used to describe certain practices taken to reduce the economic risk of Sanmina stock ownership (e.g., to prevent losses if Sanmina’s stock price were to fall) is inappropriate when undertaken by employees, officers or directors as such practices reduce alignment with the interests of our stockholders. Similarly, Sanmina believes that “pledging” of Sanmina stock by employees, officers or directors (i.e., using Sanmina stock as collateral for a loan, such as in a margin account) can be inappropriate when such practice could cause shares to be sold when the trading window is closed or the individual is in possession of material non-public information and would otherwise be prohibited from selling under this policy. Therefore, Sanmina prohibits employees, officers and directors from (i) purchasing any financial instrument or engaging in any transaction intended to hedge or offset any decrease in the market value of Sanmina’s common stock or (ii) engaging in short sales related to Sanmina’s common stock. Sanmina prohibits officers and directors from (i) depositing any Sanmina common stock in a margin account or (ii) pledging Sanmina securities as collateral for a loan.

STOCKHOLDER PROPOSALS

Stockholders may submit proposals for inclusion in our proxy statement and may recommend candidates for election to the Board, both of which shall be considered by the Nominating and Governance Committee. Stockholders should send such proposals to the Nominating and Governance Committee, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134.

For all other matters that a stockholder proposes to bring before the Annual Meeting, the notice must set forth:

●	A brief description of the business intended to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;
●	The name and address, as they appear on our books, of the stockholder proposing the business, and any beneficial owner on whose behalf the stockholder is proposing the business or proposing a director nomination and any person controlling, directly or indirectly, or acting in concert with, the stockholder or beneficial owner (a “Stockholder Associated Person”);
●	The class and number of shares of Sanmina that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person;

2022 Proxy Statement    27

Corporate Governance and Board Matters

●	Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes for, or to increase or decrease the voting power of, the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina;
●	Any material interest of the stockholder or any Stockholder Associated Person in the business intended to be brought before the Annual Meeting; and
●	A statement whether either the stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of Sanmina’s voting shares required under applicable law to carry the proposal.

Stockholders must comply with certain deadlines in order for proposals submitted by them be considered for inclusion in our proxy statement or brought to a vote at the Annual Meeting. Please see “Q18—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” on page 74.

28    Sanmina Corp

COMPENSATION OF DIRECTORS

Director Compensation Arrangements

The Nominating and Governance Committee of the Board reviews and recommends non-employee director pay levels, which are approved by the Board. The Nominating and Governance Committee believes Sanmina’s director compensation pay levels are reasonable in light of benchmarking data prepared by the Nominating and Governance Committee’s independent compensation consultant and reviewed by the Committee.

Cash Compensation

During fiscal 2021, non-employee directors were eligible to receive an annual cash retainer of $80,000. Each such director who was a member of the Audit, Compensation or Nominating and Governance Committees of the Board also earned an annual cash retainer of $10,000 and the chairperson of each such committee earned an additional annual cash retainer of $30,000 in the case of the Audit Committee, $25,000 in the case of the Compensation Committee and $15,000 in the case of the Nominating and Governance Committee. Finally, our lead independent director earned an additional cash retainer of $40,000 for her duties as such during 2021. Directors were permitted to convert their cash retainers into RSUs vesting in one year with the same value as the retainer to which they were entitled.

Equity Compensation

During fiscal 2021, non-employee directors received an aggregate of $180,000 in value of restricted stock units granted under our 2019 Equity Incentive Plan vesting as to 25% of the shares subject thereto on each of the first four quarterly anniversaries of the grant date.

Director Compensation Limits

The 2019 Plan Equity Incentive provides that, in a given fiscal year, a non-employee director may not receive equity awards having a grant date fair market value greater than $900,000. Sanmina believes that having a stockholder-approved limit on equity grants to directors is consistent with best corporate governance practices.

The following table presents the compensation earned by or paid to our non-employee directors during fiscal 2021.

Name	Fees Earned and Paid in Cash ($)	Stock Awards ($)(1)(2)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eugene A. Delaney	125,000	180,005	—	—	305,005
John P. Goldsberry	120,000	180,005	—	—	300,005
Rita S. Lane	115,000	180,005	—	—	295,005
Joseph G. Licata, Jr.	100,000	180,005	—	—	280,005
Krish Prabhu	90,000	180,005	—	—	270,005
Mario M. Rosati	90,000	180,005	—	—	270,005
Jackie M. Ward	—	320,023	168,235	—	488,258
(1)	Represents the grant date fair value of each equity award, determined in accordance with ASC 718. These amounts do not purport to reflect the value that will be realized upon sale of the underlying securities.
(2)	Includes the grant date fair value of restricted stock units granted in lieu of cash retainer awards, when applicable. See “Director Compensation Arrangements — Cash Compensation,” above.
(3)	As of the end of fiscal 2021, the following directors held unvested restricted stock awards and outstanding stock options as follows: Mr. Delaney— 3,244 and 17,145, respectively; Mr. Goldsberry— 3,244 and 7,181, respectively; Ms. Lane— 3,244 and 0, respectively; Mr. Licata— 3,244 and 0, respectively; Mr. Prabhu— 3,244 and 0, respectively; Mr. Rosati— 3,244 and 28,595, respectively; and Ms. Ward— 6,609 and 28,595, respectively.

2022 Proxy Statement    29

PROPOSAL TWO RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD BELIEVES THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND UNANIMOUSLY RECOMMENDS VOTING “FOR” THE RATIFICATION OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING OCTOBER 1, 2022.

The Audit Committee has approved the engagement of PricewaterhouseCoopers LLP (“PwC”) as our independent registered public accounting firm for the fiscal year ending October 1, 2022. In the event stockholders do not ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm, the Audit Committee may reconsider its selection. Representatives of PwC are expected to be present at the Annual Meeting, with the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

The following is a summary of fees billed by our independent registered public accounting firm for the fiscal years ended October 3, 2020 (“fiscal 2020”) and October 2, 2021 (“fiscal 2021”). The Audit Committee considers the non-audit and tax fees in its assessment of the independence of the Company’s independent registered public accounting firm.

	Fiscal 2020	Fiscal 2021
Audit Fees	$4,340,262	$4,630,894
Audit-Related Fees	$22,000	$14,000
Tax Fees	$238,000	$237,700
All Other Fees	$4,000	$4,000
TOTAL	$4,604,262	$4,886,594

Audit Committee Pre-Approval Policy with Respect to Audit Services and Permissible Non-Audit Services

All services provided by our independent registered public accounting firm require prior approval of the Audit Committee, with limited exceptions as permitted by the SEC’s Rule 2-01 of Regulation S-X. Our independent registered public accounting firm periodically reports to the Audit Committee services for which the independent registered public accounting firm has been engaged and the aggregate fees incurred and to be incurred. During fiscal 2021, all services provided by our independent registered public accounting firm were pre-approved in accordance with this policy.

30    Sanmina Corp

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Sanmina’s Audit Committee is comprised solely of members who meet the Nasdaq Listing Standard’s independence requirements for audit committee members. The Audit Committee has reviewed the audited financial statements for fiscal 2021 and has met and held discussions with management regarding the audited financial statements and internal controls over financial reporting. Management is responsible for the internal controls and the financial reporting process. Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles.

PricewaterhouseCoopers LLP (“PwC”), our independent registered public accounting firm for fiscal 2021, was responsible for performing an independent audit of our financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles. PwC was also responsible for performing an audit of the effectiveness of Sanmina’s internal control over financial reporting as of October 2, 2021, in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee has discussed with PwC the overall scope of such audits and has met with PwC, with and without management present, to discuss the results of their audits.

The Audit Committee also reviewed with PwC its judgments as to the quality, not just the acceptability, of our accounting principles and has discussed with PwC the matters required to be discussed by professional standards. Finally, the Audit Committee has also received the written disclosures and the letter from PwC as required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence, and has discussed with PwC the independence of that firm.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the Board approved) that the audited financial statements for fiscal 2021 be included in the Annual Report on Form 10-K for fiscal 2021 for filing with the SEC.

THE AUDIT COMMITTEE
OF THE BOARD OF DIRECTORS OF SANMINA CORPORATION

JOHN P. GOLDSBERRY, Chairman
EUGENE A. DELANEY
RITA S. LANE
JOSEPH G. LICATA

2022 Proxy Statement    31

PROPOSAL THREE
APPROVAL, ON AN ADVISORY (NON-BINDING) BASIS, OF COMPENSATION OF NAMED EXECUTIVE OFFICERS

The Dodd Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd Frank Act, requires that we provide our stockholders an annual opportunity to vote to approve, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s rules. This proposal, commonly known as a “say on pay” proposal, gives our stockholders the opportunity to express their views on our named executive officers’ compensation as a whole. This vote is not intended to address any specific item of compensation of any specific named executive officer, but rather the overall compensation of all of our named executive officers and the philosophy, policies and practices described in this proxy statement.

The say on pay vote is advisory, and therefore not binding on us, the Compensation Committee or our Board of Directors. However, our Board of Directors and our Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the named executive officer compensation as disclosed in our proxy statement, we will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns.

As described under the heading “Compensation Discussion and Analysis,” our executive compensation programs are designed to reward executives for improvement in our financial results and stockholder value and to align the interests of executives and our stockholders.

See “Compensation Discussion and Analysis” on page 33, the tabular disclosure regarding such compensation and the accompanying narrative disclosure set forth in this proxy statement for additional details about our executive compensation programs, including information about the fiscal 2021 compensation of our named executive officers.

Accordingly, our Board of Directors is asking our stockholders to cast a non-binding advisory vote “FOR” the following resolution at the annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2021 Summary Compensation Table and other related tables and disclosure.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

32    Sanmina Corp

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes the Company’s executive compensation program and the Committee’s process for implementing its executive compensation program. To enable easier navigation of the information provided below, we have organized the disclosure into the following sections:

I.	Executive Summary
II.	Compensation Philosophy and Design-Related Features
III.	Executive Officer Compensation Decisions for 2021
IV.	Other Compensation Program Features

I. Executive Summary

Our Named Executive Officers

Throughout this CD&A, the individuals who served as our Chief Executive Officer and Chief Financial Officer during fiscal 2021 and the other individuals included in the “Summary Compensation Table” in the Proxy Statement, are referred to as the “named executive officers” or “NEOs” and are listed below.

Jure Sola	Chairman and Chief Executive Officer
Kurt Adzema	Executive Vice President and Chief Financial Officer
Dennis R. Young	Executive Vice President, Worldwide Sales
Alan McW. Reid	Executive Vice President, Global Human Resources

2022 Proxy Statement    33

Compensation Discussion and Analysis

Fiscal 2021 Business Highlights

Fiscal 2021 proved to be a challenging year as supply chain shortages and delays caused by the COVID-19 pandemic weighed on our results by preventing us from shipping all products for which there was customer demand, increasing our costs and causing us to carry higher than desirable levels of inventory. While revenue was down 3% year over year primarily due to one less week in the fiscal year, we were able to improve non-GAAP operating income by 15%, expand non-GAAP operating margin 70 basis points, and grow non-GAAP earnings per share by 30%. In addition, we generated solid cash from operations providing us the financial flexibility to reinvest in the company and drive stockholder value.

Revenue	Non-GAAP Operating Income and Operating Margin*	Non-GAAP Earnings per Share (EPS)*

($ in Millions)	($ in Millions)

Non-GAAP EBITDA*	Non-GAAP Pre-Tax ROIC*	Cash Flow from Operations

($ in Millions)		($ in Millions)

*	See Appendix B for reconciliation of non-GAAP financial information provided in this proxy statement to their most directly comparable GAAP measures.

34    Sanmina Corp

Compensation Discussion and Analysis

Fiscal 2021 Executive Compensation Highlights

Sanmina’s NEO’s are compensated to drive long-term success and increases in stockholder value. The compensation package that our CEO and other NEO’s were awarded in 2021 requires them to meet or exceed financial and operational goals not just for 2021, but in future years as well. In this way, our NEO’s are incentivized to build long-term success and return long-term value to stockholders.

OUR COMPENSATION PROGRAM EMPHASIZES PERFORMANCE-BASED AND AT-RISK PAY

A significant portion of target CEO compensation is comprised of components that are based on achieving a pre-determined level of financial or operational performance. A significant portion of target compensation for all NEOs is dependent on long-term stock price appreciation, aligning executives’ interests with those of our stockholders.

Approximately 66% of the CEO’s total target compensation (base, bonus and value of equity incentives at the time of grant) was comprised of performance-based pay opportunities tied to performance conditions. Approximately 78% of the CEO’s total target compensation and 61% of the other NEOs’ total target compensation was comprised of equity incentives, thereby ensuring alignment with stockholder returns.

TARGET COMPENSATION MIX FOR FISCAL 2021

CEO

All Other NEOs

2022 Proxy Statement    35

Compensation Discussion and Analysis

OUR COMPENSATION PROGRAM ALIGNS WITH OUR STRATEGY AND STOCKHOLDER INTERESTS

SHORT-TERM INCENTIVE COMPENSATION

Annual incentive compensation under Sanmina’s Corporate Bonus Plan is intended to incentivize and reward the achievement of short-term goals using metrics that are clear and understandable to both management and investors. Beginning in 2020 and in response to stockholder and stockholder advisory group feedback, the Compensation Committee revised the Corporate Bonus Plan to eliminate metrics that were also used under both the Corporate Bonus Plan and in the long-term incentive program and to reduce the number of metrics under the plan to just two: revenue and non-GAAP operating margin, with cash flow from operations as a modifier.

2021 Short-Term Incentive Metrics
Short-Term Incentive Metrics	Modifier	Rationale for Selection of Metrics
● Revenue	● Cash flow from operations	● Incentivizes improvements in year-over-year financial performance
● Non-GAAP operating margin

LONG-TERM EQUITY INCENTIVES

The objectives of our long-term incentive program are to incentivize and reward executives for performance that leads to long-term improvements in financial performance and stockholder value creation and to promote retention of critical executives to remain with Sanmina in an environment where competition for talent is fierce. Beginning in 2020 and in response to stockholder and stockholder advisory group feedback, the Compensation Committee revised the long-term incentive program to reduce the number of metrics used and to increase the measurement period for achievement from one to three years. As noted above, these changes eliminated duplication of performance metrics between the Corporate Bonus Plan and the long-term incentive program.

2021 Long-Term Incentive Metrics
Long-Term Incentive Metrics		Rationale for Selection of Metrics
PSU metrics (CEO, NEOs and key managers)
●	Non-GAAP earnings per share	●	Incentivizes long-term, sustainable improvements in financial performance that the Compensation Committee believes will lead to increases in stockholder performance.
●	Three-year cumulative metric measured at the end of the performance period
●	Variable payout (65% to 135%) based upon level of achievement and, at the discretion of the Compensation Committee, relative TSR compared to peers, with minimum threshold for any payout
RSU metrics
●	Cliff vests in three years (CEO) and one-year to three-year vesting (NEOs)	●	Promotes retention of key executives over the medium to long term.

36    Sanmina Corp

Compensation Discussion and Analysis

2021 Stockholder Engagement and Say-on-Pay Vote

As a result of our pay program changes and stockholder engagement efforts in 2020 and early 2021, we received approximately 60% stockholder support for our pay program at the 2021 annual meeting of stockholders. In 2021 we continued our effort of proactively engaging with stockholders.

In 2021, we invited stockholders representing 70% of our outstanding shares to meet with our management and members of the Board to solicit feedback about our business, corporate governance, and our executive compensation programs. Sanmina management and members of our Board met with stockholders representing 43% of outstanding shares, with stockholders representing the remaining 27% of outstanding shares indicating that they did not require a meeting or did not respond. In addition to input on current governance and executive compensation topics specific to Sanmina, we invited discussion on any other topics or trends stockholders wished to share with us. Additionally, we engaged with a proxy advisory firm to explain and reinforce our executive compensation program and philosophy and understand any comments they had.

The 2021 program continues the significant changes to our pay program that we began in 2020, including the following:

●	Maintaining a high percentage (53%) of total target compensation comprised of performance-based long-term incentives for the CEO.
●	Reducing the number of performance metrics in the annual bonus plan and eliminating duplication of annual bonus plan metrics with the long-term incentive awards under the prior program.
●	Ceasing to award “all or nothing” long-term incentives and instead adopting a sloped relationship between performance and earned pay, consistent with market practices.
●	Approving equity awards with variable payout (65% to 135%) based upon a three-year cumulative non-GAAP EPS target and, at the discretion of the Compensation Committee, relative TSR compared to peers, with a minimum performance threshold for any payout.
●	Applying our Clawback Policy to apply to equity awards.

Based on feedback from stockholders, the Compensation Committee is continuing these program elements for 2022. In addition, we continue to provide greater transparency in and clarity about our incentive plans in this CD&A, including their purpose, what they measure and how they operate.

Alignment of Incentive Pay Results with Company Performance

A key objective of our executive compensation program is to align executive pay with Company performance – both financial performance of our Company and long-term stockholder value creation. We believe our executives should be rewarded for their measurable impact on the company’s financial performance and increases in stockholder value.

For information on our executive compensation program features that are widely recognized as best practices, see “Compensation Practices” in the Proxy Summary section on page 12.

2022 Proxy Statement    37

Compensation Discussion and Analysis

II. Compensation Philosophy and Design-Related Features

Sanmina’s Pay for Performance Compensation Philosophy

OBJECTIVE	HOW PURSUED
Increase long-term stockholder value and align the interests of our executives and stockholders.	The vast majority of total executive compensation is equity-based so that executives are rewarded more when stockholder value is created. 100% of our long-term incentive awards to our named executive officers are in the form of equity. A portion of equity awards are time-based in order to promote executive retention over longer performance periods.

Create a direct link between long-term financial performance and individual rewards.	Our executive compensation program includes performance-based awards that reward executives for achievement of financial goals that are important to the long-term health of the business. Annual bonuses tied to achievement of shorter-term critical financial goals strengthen the foundation for long-term success. Beginning in fiscal 2021 the goals for short-term and long-term performance awards were differentiated to focus executives on achievement of critical measures of both short-term and long-term performance.

Emphasize the competitiveness of total pay rather than any one particular element.	We generally target base salaries lower than our peers, with total compensation becoming competitive if we achieve our financial goals. In furtherance of this strategy, the majority of the compensation of our executives is at risk, becoming payable only upon achievement of specific performance targets.

Sanmina’s Executive Compensation Process

ROLE AND AUTHORITY OF SANMINA’S COMPENSATION COMMITTEE

The Committee:

●	Oversees our compensation policies, plans and benefit programs;
●	Reviews and approves the performance criteria and targets for our short-term and long-term incentive compensation programs;
●	Administers our equity compensation plans;
●	Reviews and approves the compensation of each of our executive officers, including
●	determining the amount of base salary, target performance-based cash and equity compensation and time-based equity compensation;
●	determining if and to what extent Company or individual performance goals for performance-based compensation awards have been satisfied;
●	determining whether circumstances warrant upward or downward adjustment of any annual incentive bonus; and
●	Monitors the potential risks associated with the overall compensation program.

ROLE OF EXECUTIVE OFFICERS IN COMPENSATION DECISIONS

●	Our Chief Executive Officer and Executive Vice President of Global Human Resources regularly attend the Committee’s meetings (but are excused, as appropriate, when certain matters related to their own pay are discussed).
●	The Chief Executive Officer makes recommendations to the Committee with respect to the compensation payable to the named executive officers (other than himself) and other officers. However, the Committee is not bound by the Chief Executive Officer’s recommendations and makes all decisions with respect to the Chief Executive Officer’s compensation without him being present during those discussions.

38     Sanmina Corp

Compensation Discussion and Analysis

ROLE AND INDEPENDENCE OF COMPENSATION CONSULTANT

The Committee retained Exequity, LLP, an executive compensation consulting firm, to provide advice on matters related to executive pay. During fiscal 2021, the Committee directed Exequity to:

●	Review our executive compensation programs to help ensure the continued alignment of our programs with our compensation philosophy and objectives, as well as with peer practices;
●	Review the analysis of peer company compensation data and materials provided by management to the Committee for accuracy and completeness;
●	Provide the Committee with information regarding executive compensation trends generally, as well as industry specific compensation trends; and
●	Answer questions the Committee posed regarding compensation issues.

We are required to disclose whether the work of our compensation consultant raises any conflict of interest issues and, if so, the nature of the conflict and how the conflict was addressed. The Committee does not believe the retention of Exequity creates a conflict of interest. The Committee’s belief is based on the following:

●	Exequity is not performing any additional service for us, other than review of our director compensation program for the Nominating and Governance Committee;
●	According to Exequity, fees paid by us are anticipated to represent less than 3% of Exequity’s total revenue;
●	Exequity has disclosed to the Committee its conflicts of interest principles concerning client engagements and the Committee believes such policy provides reasonable assurance that conflicts of interest with Exequity will not arise;
●	There are no business or personal relationships between Exequity and any member of the Committee or executive officer; and
●	Exequity has represented to the Committee that no Exequity consultant providing services to us is a stockholder of Sanmina.

In addition, Exequity reported solely to the Committee, our management was not involved in the negotiation of fees charged by Exequity or in the determination of the scope of work performed by Exequity and the Committee has the sole authority to hire and terminate compensation consultants, including Exequity. As a result of the foregoing, the Committee believes that Exequity is independent of Sanmina. The Committee has engaged Exequity to conduct a similar review of our executive compensation program for fiscal 2022.

HOW WE DETERMINE AWARD TARGET COMPENSATION OPPORTUNITIES

Each year the Committee determines the amount of base salary, target short-term and long-term performance-based compensation for each NEO. In making this determination, the Committee considers several key factors:

●	The need to offer compensation packages that are comparable in total amount and in pay mix to those offered by companies competing with us for executive talent;
●	The relationship of the Chief Executive Officer’s compensation to that of the other NEOs;
●	The individual performance of the NEO;
●	The executive’s experience level, responsibilities, performance, and contributions to stockholder value creation; and
●	With respect to equity awards, the Committee also takes into account unvested holding power and the total potential value of such awards should vesting conditions be met.

2022 Proxy Statement     39

Compensation Discussion and Analysis

REVIEW OF PEER GROUP DATA

In making compensation decisions for fiscal 2021, the Committee examined competitive market practices for base salary, incentive compensation and equity compensation awards of global, diversified electronics manufacturing services companies and high-technology product manufacturing companies with generally comparable revenue levels to that of the Company. The Committee included these types of companies in the peer group because, like us, they have numerous, geographically dispersed manufacturing operations and design, manufacture, assemble and sell complex, highly-engineered products and components. Data on compensation practices of peer group companies generally was gathered through publicly available information.

Based on a thorough review of these factors in fiscal 2021, all of the peer companies referenced for executive pay benchmarking in fiscal 2021 and listed below were deemed to appropriately reflect competitive executive pay levels and practices.

The Committee also considered data from third-party surveys, which are reported on an aggregate, not individual company, basis. The peer group companies considered by the Committee in determining named executive officer compensation for fiscal 2021 are listed below:

Amphenol Corporation	Applied Materials, Inc.	Arrow Electronics
Avnet, Inc.	Benchmark Electronics, Inc.	Celestica Inc.
Fabrinet	Flex Ltd	Jabil Inc.
NCR Corporation	Plexus Corp	Seagate Technology
TTM Technologies, Inc.	Western Digital Corporation

HOW WE SET TARGET GOALS

●	Target goals are set at levels consistent with our internal budgeting and forecasts for the year’s business plan.
●	Target goals are set at levels deemed challenging to meet, but reasonably attainable with strong performance.
●	For short-term incentive compensation, the Compensation Committee also considers the competitiveness of total cash compensation that would be paid to executives compared to peer companies if the plan funded at target levels.

EVALUATIONS OF INDIVIDUAL PERFORMANCE

In addition to measuring achievement of the financial goals set forth in our short-term and long-term plans, the Committee conducts annual qualitative evaluations of each NEO’s performance during the year. Such evaluations form the basis for any discretionary adjustments to NEO compensation the Committee may choose to make.

STOCKHOLDER OUTREACH PROGRAM

We believe that effective corporate governance should include regular, constructive conversations with our stockholders concerning our executive compensation program. In 2021, we continued these stockholder outreach efforts and reached out to stockholders representing approximately 70% of our outstanding shares and met with stockholders owning approximately 43% of our outstanding shares.

For more information on our stockholder engagement, see “Stockholder Outreach,” “Stockholder Engagement” and “2021 Stockholder Engagement and Say-on-Pay Vote” sections on pages 10, 26 and 37, respectively.

40     Sanmina Corp

Compensation Discussion and Analysis

Components of 2021 CEO Compensation

Component	% of Total Target Direct Compensation	Purpose	Key Characteristics

Base Salary		● Attract and retain talent with a competitive level of pay	● Based on individual performance, experience level and peer group compensation data ● Generally targeted below 50th percentile of our peers

Annual Incentive Compensation

●  Incentivize and reward for corporate and individual performance over shorter time periods and to aid in retention

●  Drive achievement of specific financial targets in line with our strategy

●  Provide competitive annual incentive opportunities

●  Two financial goals (revenue, non-GAAP operating margin)

●  One modifier (cash flow from operations)

●  Allows for total cash compensation to become more competitive compared to peers when high levels of corporate and individual performance are achieved

Equity Incentives		● Align realized pay with stockholder value creation ● Support long-term retention of critical talent ● Provide competitive long-term incentive opportunities when performance conditions are achieved

●  High proportion of performance-based PSUs to time-based RSUs (68%/32%)

●  PSUs vest based upon cumulative three-year non-GAAP earnings per share measured at end of performance period

●  Variable payout (65% to 135%) based upon level of achievement and, at the discretion of the Compensation Committee, relative TSR compared to peers, with achievement of minimum threshold required for any payout.

●  Allows for total compensation to become more competitive to peers when high levels of corporate and individual performance are achieved

WHY WE SELECTED THESE COMPONENTS

The Committee believes each of these components is necessary to help us align executives’ total pay opportunities with stockholder value creation, and to attract, develop and retain executive talent. These components also allow us to provide an incentive for executives to appropriately focus on both our annual and long-term financial performance.

2022 Proxy Statement     41

Compensation Discussion and Analysis

III. Executive Officer Compensation Decisions for 2021

Base Salary

Base salary compensates named executive officers for their services rendered on a day-to-day basis. The Committee primarily considers individual performance, experience level, changes in individual roles and responsibilities during the year and peer group compensation data in determining whether to adjust base salary levels for individual named executive officers. As mentioned above, we generally target base salaries lower than our peers, with total compensation becoming competitive if we achieve our financial goals.

During early fiscal 2021, the Committee reviewed the base salary of each of the named executive officers. Based upon benchmark data, the Committee determined not to change any of the named executive officers’ base salaries for fiscal 2021.

2021 Short-Term Incentive Compensation

APPROVAL OF FISCAL 2021 CORPORATE BONUS PLAN

Short-term incentives are awarded under an annual Corporate Bonus Plan. In December 2020, the Committee approved the Sanmina Fiscal 2021 Corporate Bonus Plan (the “2021 Bonus Plan”). The 2021 Bonus Plan contained the fiscal 2021 annual incentive compensation targets, expressed as a percentage of salary, for the named executive officers. The 2021 Bonus Plan also contained the performance metrics on which award payouts were based, together with target measures for each metric. For 2021, the performance metrics were: revenue and non-GAAP operating margin, with cash flow from operations as a modifier.

Each 2021 Bonus Plan participant’s actual incentive compensation for fiscal 2021 was determined by reference to his or her target incentive compensation opportunity, the Company’s achievement against the corporate performance targets and achievement of the participant’s individual/divisional performance goals for fiscal 2021. Individual goals differed by NEO and included, as applicable and appropriate, demonstrated organizational leadership, strategic contributions and improvement of customer relationships and engagement. The Committee retained discretion under the 2021 Bonus Plan to amend or terminate the 2021 Bonus Plan in any respect and to adjust the individual bonuses payable under the 2021 Bonus Plan upwards or downwards based on individual performance.

The Committee approved the targets contained in the 2021 Bonus Plan based primarily upon forecasts for fiscal 2021 financial performance, the Committee’s view of the likelihood of underachievement or overachievement of the targets and the competitiveness of total cash compensation that would be paid to executives compared to peer companies if the plan funded at target levels. Due to these conditions, the 2021 Bonus Plan contained a lower minimum revenue threshold for payments than the 2020 Bonus Plan, for which the metrics were determined before the onset of the COVID-19 pandemic. When it approved the 2021 Bonus Plan, the Committee believed that achievement of the target corporate performance factor of 100% under the 2021 Bonus Plan would be challenging based upon industry-wide conditions and our internal forecasts at the time, including anticipated continued impacts of the COVID-19 pandemic and related supply chain shortages and delays.

OVERVIEW OF FISCAL 2021 CORPORATE BONUS PLAN DESIGN

Step 1: The determination of the earned bonus amounts under the 2021 Bonus Plan started with the “base corporate performance factor.” The base corporate performance factor is determined in reference to two financial metrics; fiscal 2021 revenue and non-GAAP operating margin. The base corporate performance factor ranged from 50% to 130% depending on the level of fiscal 2021 revenue and non-GAAP operating margin, but the corporate performance factor is zero (and no bonus can therefore be payable) unless a certain minimum level of both revenue and non-GAAP operating margin is achieved.

Step 2: Once the base corporate performance factor was determined, it was then adjusted by performance results in relation to cash flow from operations. Actual results above a certain goal for each of these additional objectives could result in an increase in the base corporate performance factor of up to 30%, and actual results below a specified threshold could result in a decrease to the base corporate performance factor of 15%.

Step 3: Final payout for each NEO was determined by this formula:

NEO target opportunity X Adjusted Corporate Performance Factor = Annual Incentive Award Payout, adjusted by the Committee, if appropriate, for individual performance and subject to caps

42     Sanmina Corp

Compensation Discussion and Analysis

DETERMINATION OF BASE CORPORATE BONUS FACTOR

Shown below is an excerpt of the 2021 Bonus Plan, showing how the corporate performance factor is determined for differing levels of revenue, non-GAAP operating margin and cash flow from operations. The components of the FY21 corporate performance factor yielded by actual performance in fiscal 2021 is highlighted. Incentive compensation can be adjusted upwards or downwards by the Committee pursuant to the exercise of discretion afforded to the Committee under the 2021 Bonus Plan based on individual performance factors.

	FY’21 Revenue (in billions)
Non-GAAP Operating Margin	$6.300 - $6.599	$6.600 - $6.899		$6.900 - $7.300	>$7.301
<3.000%	0%	0%		0%	0%
3.001% - 3.400%	40%	50%		60%	70%
3.401% - 3.600%	50%	60%		70%	80%
3.601% - 3.800%	60%	70%		80%	90%
3.801% - 4.000%	70%	80%		90%	100%
4.001% - 4.300%	80%	90%		100%	110%
4.301% - 4.600%	90%	100%		110%	120%
>4.600%	100%	110	%(1)	120%	130%
(1)	Actual FY21 revenue and non-GAAP operating margin were $6.76 billion and 4.9% respectively.

ADDITIONS/SUBTRACTIONS (-15% to 30%):

Cash Flow From Operations & Other (before acquisitions)	<$250M	>$250M and <$275M	>$275M	>$325M	>$350M	$375M
	(15)%	0%	15%	20%(2)	25%	30%
(2)	Actual FY21 cash flow from operations was $338 million.

CEO BONUS FOR FISCAL 2021

Shown below are the calculations of bonus payment approved by the Committee for the CEO pursuant to the 2021 Bonus Plan:

Name and Position of Named Executive Officer	Base Salary (A)	Target Incentive Compensation Percentage (% of Base Salary) (B)	Target Incentive Compensation (A)x(B)x100% ($)(C)	Potential Incentive Compensation Using 130% Corporate Performance Factor (A)x(B)x130%(1) ($)(D)	Maximum Incentive Compensation ($)(E)(2)	Approved 2021 Incentive Compensation ($)(F)(3)	% Paid of Max Potential
Jure Sola
Chairman and Chief Executive Officer	$1,125,000	150%	$1,687,500	$2,193,750	$3,375,000	$3,075,000	91%
(1)	The Company’s achievement against its targets contained in the 2021 Plan resulted in a corporate performance factor of 130%, as shown above in “Determination of Base Corporate Bonus Factor”.
(2)	Under the 2021 Bonus Plan, Mr. Sola’s maximum bonus is capped at 300% base salary.
(3)	Incentive compensation adjusted upwards by the Committee pursuant to the exercise of discretion afforded to the Committee under the 2021 Bonus Plan based on individual performance factors. In particular, despite continuing supply chain challenges that prevented the Company from shipping all product for which there was demand during fiscal 2021, Mr. Sola’s strong leadership resulted in the Company delivering a 15% increase in non-GAAP operating income, a 70 basis point increase in non-GAAP operating margin, a 30% increase in non-GAAP earnings per share and an increase in operating cash flow compared to fiscal 2020. Other factors considered by the Committee in applying such discretion were Mr. Sola’s focus on and prioritization of the safety and welfare of employees during pandemic conditions, which helped prevent plant closures and interruption of production, his efforts to drive continued investments intended to increase innovation and his progress on strategic initiatives to drive long-term stockholder value.

ALL OTHER NEO INDIVIDUAL BONUSES FOR FISCAL 2021

Shown below are the calculations of bonus payments approved by the Committee for the other named executive officers pursuant to the 2021 Bonus Plan:

Name and Position of Named Executive Officer	Base Salary (A)	Target Incentive Compensation Percentage (% of Base Salary) (B)	Target Incentive Compensation (A)x(B)x100% ($)(C)	Maximum Incentive Compensation ($)(D)(1)	Approved 2021 Incentive Compensation ($)(E)(2)	% Paid of Max Potential
Kurt Adzema
Executive Vice President and Chief Financial Officer	$500,000	80%	$400,000	$500,000	$500,000	100%
Dennis R. Young
Executive Vice President, Worldwide Sales	$365,000	80%	$292,000	$365,000	$365,000	100%
Alan McW. Reid
Executive Vice President, Global Human Resources	$350,000	80%	$280,000	$350,000	$350,000	100%
(1)	Maximum bonus capped at 100% base salary.
(2)	Bonus calculated using 130% corporate performance factor yielded by the Company’s achievement against its targets contained in the 2021 Bonus Plan, subject to cap of 100% of base salary.

2022 Proxy Statement     43

Compensation Discussion and Analysis

2021 Long-Term Equity-Based Incentive Awards

Our practice has always been to subject a substantial portion of executive equity awards to performance-based vesting conditions tied to the achievement of certain financial objectives. In this way, our equity compensation program aligns the interests of our named executive officers with those of our stockholders by creating an incentive for our named executive officers to help maximize stockholder value. The type of equity granted to the named executive officers by the Committee during fiscal 2021 was made by reference to competitive practices among the peer companies and industry trends. In addition, the Committee takes into account previous equity award levels to executives and the unvested holding power of such awards when making new award determinations.

Our long-term incentive grant practices are designed to provide, when base and incentive cash compensation are also considered, substantially comparable target compensation opportunities for the key executive managers who are also recruited by other manufacturing and high technology companies, particularly in Silicon Valley where our headquarters are located. In addition, our equity compensation program encourages our named executive officers to remain employed with us for a substantial period of time because unvested awards are forfeited upon termination of employment, except as provided in the Change-in-Control plan as outlined below.

For 2021, our long-term equity incentive awards were comprised of:

●	Performance Stock Units (PSUs), vesting of which requires achievement of a three-year non-GAAP EPS target; and
●	Restricted Stock Units (RSUs), vesting of which requires the executive to remain employed by Sanmina for a specified period of time, but which is not dependent upon a particular level of financial performance.

PERFORMANCE STOCK UNITS

In fiscal 2021, performance-based PSUs accounted for a substantial portion of the total equity grant value awarded to our NEOs, as shown below:

CEO LONG-TERM INCENTIVE MIX

OTHER NEOs LONG-TERM INCENTIVE MIX

Below is a table illustrating the operation of our performance-based long-term incentive awards granted in 2021.

2021-2023			2024

3-Year Cumulative Non-GAAP Earnings Per Share Goal		3-Year Relative TSR vs. Peers
Performance Level	Payout (% of Target)	(discretionary modifier)	Payout 65% to 135%
Minimum	80%		No payout if cumulative non-GAAP EPS is below minimum threshold
Target	100%	+/- up to 15%
Maximum	120%

44     Sanmina Corp

Compensation Discussion and Analysis

RESTRICTED STOCK UNITS

The Committee believes that the continued retention of our executive team should be supported by awards of time-based restricted stock units. Enhancing retention of valued top executives through such restricted stock awards is typical practice among Silicon Valley-based companies, where talent competition is extreme. The time-based restricted stock units granted to the NEOs during fiscal 2021 vest between one and three years after grant. By combining both performance-based awards containing conditions that the Committee believed to be challenging at the time of grant and time-based awards not tied to a particular level of financial performance, the Committee seeks to maximize executives’ contribution to increasing stockholder value while providing retention incentive.

Name and Position of Named Executive Officer	Vesting Requirements
Jure Sola Chairman and Chief Executive Officer	Vests in full on the third anniversary of the grant date
Kurt Adzema Executive Vice President and Chief Financial Officer	Vests one-third on each of the first three anniversaries of the date of grant
Dennis R. Young Executive Vice President, Worldwide Sales	Vests in full on the first anniversary of the date of grant
Alan McW. Reid Executive Vice President, Global Human Resources	One award vests thirteen months after the date of grant and the other award vests one-third on each of the first three anniversaries of the date of grant

Other Benefits

In addition to the base salary, bonus and equity compensation discussed above, we provide our named executive officers with customary benefits that the Committee believes support attraction and retention of key talent:

●	Health insurance, as generally available to U.S. employees;
●	Optional participation in Sanmina’s 401(k) plan, as generally available to all U.S. employees;
●	Supplemental life insurance;
●	Optional participation in a non-qualified executive deferred compensation plan that permits executives to defer receipt of part or all of their base salary and incentive compensation to a future date; and
●	Executive group travel accident insurance.

We do not provide the following types of perquisites to named executive officers:

●	Personal use of corporate assets;
●	Executive pension plans;
●	Sanmina-funded deferred compensation programs; or
●	Sanmina-funded housing (except on a temporary basis in cases of relocation).

2022 Proxy Statement     45

Compensation Discussion and Analysis

IV. Other Compensation Program Features

Change-in-Control and Severance Plan

In order to continue to attract and retain key employees and to provide incentive for their continued service in case of an acquisition of Sanmina, the Committee approved a change-in-control plan in December 2009 to provide benefits to such employees, including the named executive officers, in the event that their employment terminates under certain circumstances following a change-in-control of Sanmina. The amount of these benefits is generally below competitive market amounts, and upon a qualifying termination would be: (1) payment, in a lump sum, of one, one and one-half or two times base salary and one times target incentive compensation for the year, (2) acceleration in full of all unvested stock options and restricted stock units held by the employee and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. A change-in-control is defined as an acquisition, in a merger or otherwise, of more than 50% of the voting power of Sanmina, a sale of substantially all of the assets of Sanmina or a change in a majority of the Board other than upon recommendation of the incumbent Board. The plan does not provide for a tax gross-up for any of the benefits payable thereunder. In addition, the plan does not provide benefits unless the employee is terminated without cause, or terminates for good reason, within a specified period of time following a change-in-control, as such terms are defined in the plan. Among the factors considered by the Committee in establishing the arrangements were the multiple of base salary and incentive compensation used by peer companies to calculate severance benefits and the Committee’s assessment of the extent to which such benefits would motivate named executive officers to remain with Sanmina. Finally, under the 2019 Plan, all unvested equity vests under certain circumstances following a change of control of the Company. See “Employment, Termination and Change in Control Arrangements” on page 54 and “Proposal Four: Approval of the Reservation of an Additional 1,300,000 Shares of Common Stock for Issuance under the 2019 Equity Incentive Plan – Change of Control” on page 61. The Committee believes that these arrangements will help Sanmina’s key employees maintain continued focus and dedication to their assigned duties to maximize stockholder value during circumstances in which a qualifying termination following a change-in-control is possible or likely to occur.

Policy Regarding Executive Repayment of Compensation Following Misconduct (“Clawback” Policy)

Section 304 of the Sarbanes-Oxley Act of 2002 requires that if misconduct results in a material non-compliance with SEC financial reporting requirements, and as a result of such non-compliance we are required to restate our financial statements, the Chief Executive Officer and Chief Financial Officer must disgorge any incentive compensation received during the 12-month period following the filing of the non-compliant report and profits on the sale of our stock during such period.

In addition, our Board has adopted a policy for repayment of cash and equity incentive awards received by all named executive officers under certain circumstances. This policy supplements, but does not replace, the reimbursement requirements of Section 304 discussed above. Under this policy, we shall seek reimbursement of all cash and equity incentive compensation paid to any named executive officer during the three year period following the filing with the SEC of financial results required to be restated as a result of such executive’s intentional violation of SEC rules or Sanmina policy.

Executive Stock Ownership Guidelines

We have adopted guidelines providing that our executive officers should hold Sanmina equity equal in value to four times base salary, in the case of our Chief Executive Officer; three times base salary, in the case of our Chief Financial Officer; and one and one-half times base salary in the case of the other named executive officers. Covered officers have five years to attain the guidelines. The equity counted towards achievement of the executive ownership guidelines includes shares owned outright, shares deemed to be beneficially owned under rules of the SEC and shares underlying unvested time-based restricted stock units. All NEOs have satisfied the guidelines.

Stock Hedging and Pledging Policy

Our insider trading policy restricts hedging and pledging of Sanmina stock for executive officers and directors, as described above in “Corporate Governance and Board Matters—Hedging and Pledging of Company Securities” on page 27.

46     Sanmina Corp

Compensation Discussion and Analysis

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986 limits the deductibility of compensation paid to named executive officers to $1 million. While the Compensation Committee considers the deductibility of compensation as one factor in determining executive compensation, the Compensation Committee believes that it is in the best interests of our stockholders to maintain flexibility in our approach to executive compensation in order to structure a program that we consider to be the most effective in attracting, motivating and retaining key executives.

Accounting rules require us to expense the GAAP-based grant-date fair values of our equity awards, which lowers the amount of our reported profits under U.S. GAAP. In recognition of this equity award expensing and the impact of dilution to our stockholders, we closely monitor the share amounts and the grant-date fair values of the equity awards that are granted each year and provide non-GAAP results that exclude this and certain other expenses that the Company has determined are infrequent, non-cash or not relating to our operational results. See Appendix B for reconciliation information.

2022 Proxy Statement     47

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis for fiscal 2021. Based on the review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in Sanmina’s Proxy Statement for its 2022 Annual Meeting of Stockholders.

THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS OF SANMINA CORPORATION

EUGENE A. DELANEY, Chairman
JOSEPH G. LICATA, JR.
KRISH PRABHU
JACKIE M. WARD

48    Sanmina Corp

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table presents the compensation earned by the persons who served as our Chief Executive Officer and Chief Financial Officer during the last fiscal year and our next most highly compensated executive officers for such fiscal year.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)		All Other Compensation ($)		Total ($)
Jure Sola Chairman and Chief Executive Officer	2021	1,125,000	—	10,293,000	—	3,075,000		42,131	(4)	14,535,131
	2020	928,606	—	5,005,500	—	—	(3)	42,146		5,976,252
	2019	875,000	—	4,481,750	—	—	(3)	42,742		5,399,492
Kurt Adzema Executive Vice President and Chief Financial Officer	2021	500,000	—	1,708,600	—	500,000		1.522	(5)	2,710,122
	2020	490,240	—	3,172,600	—	400,000		1,530		4,064,370
Dennis Young Executive Vice President, Worldwide Sales	2021	365,000	—	208,050	—	365,000		1,111	(5)	939,161
	2020	372,019	—	333,700	—	300,000		1,117		1,006,836
	2019	365,000	—	547,170	—	342,370		1,430		1,255,970
Alan McW. Reid Executive Vice President, Global Human Resources	2021	350,000	—	1,523,250	—	350,000		1,065	(5)	2,224,315
	2020	347,981	—	840,360	—	300,000		964		1,489,305
	2019	315,000	—	594,750	—	295,470		1,234		1,206,454

(1)	Represents the grant date fair value of each equity award, determined in accordance with Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”). These amounts do not purport to reflect the value that will be realized upon sale of the underlying shares.
(2)	Represents bonuses earned pursuant to Sanmina’s Corporate Bonus Plan for the fiscal year indicated.
(3)	Mr. Sola was not eligible for an annual cash bonus under the Corporate Bonus Plan in fiscal 2019 or 2020 due to his position as Executive Chair.
(4)	Comprised of (i) $40,000 in premiums for life insurance and (ii) $2,131 in premiums for business travel accident insurance.
(5)	Consists of premiums for business travel accident insurance.

2022 Proxy Statement    49

Executive Compensation Tables

Grants of Plan Based Awards

The following table presents information regarding grants of plan based awards made to each of our named executive officers during fiscal 2021. All equity awards were granted under our 2019 Plan.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				Estimated Future Payouts Under Equity Plan Awards(2)			All Other Stock Awards; Number of	Grant Date
	Grant Date	Threshold	Target	Maximum		Threshold	Target	Maximum	Shares or Units (#)	Fair Value of Stock Awards(3)
Jure Sola Chairman and Chief Executive Officer	11/16/20	—	—	—		160,000	200,000	240,000	100,000	$10,293,000
	12/7/20	$590,625	$1,687,500	$3,375,000	(4)
Kurt Adzema Executive Vice President and Chief Financial Officer	11/16/20	—	—	—		16,000	30,000	36,000	20,000	$1,708,600
	12/7/20	$140,000	$400,000	$500,000	(5)				—	—
Dennis Young Executive Vice President, Worldwide Sales	4/15/21	—	—	—					5,000	$208,050
	12/7/20	$102,200	$292,000	$365,000	(5)				—	—
Alan McW. Reid Executive Vice President, Global Human Resources	11/16/20	—	—	—		16,000	20,000	24,000	25,000	$1,523,250
	12/7/20	$98,000	$280,000	$350,000	(5)				—	—

(1)	Represents potential cash payments under Sanmina’s Fiscal Year 2021 Corporate Bonus Plan approved on December 7, 2020. Actual cash awards made under this plan are shown in the Summary Compensation Table above under the column entitled “Non-Equity Plan Incentive Compensation.”
(2)	Represents potential shares issuable upon vesting of performance stock units (PSUs). PSUs vest based upon extent of achievement of a three-year non-GAAP EPS target. Number of shares issuable subject to adjustment by up to 20% up or down based on level of actual performance compared to target performance. Amounts shown can, at the discretion of the Compensation Committee, be further adjusted by up to 15% up or down based on relative TSR of the Company over the three-year measurement period compared to TSR of the Company’s EMS peers, which is not reflected in the information set forth in the table. No shares are payable if cumulative non-GAAP EPS over the measurement period is less than a minimum level of performance over the three-year period.
(3)	Represents the grant date fair value of stock awards, determined in accordance with ASC 718.
(4)	Bonus compensation is capped at 300% base salary.
(5)	Bonus compensation is capped at 100% of base salary.

50    Sanmina Corp

Executive Compensation Tables

Outstanding Equity Awards at Fiscal 2021 Year-End

Stock Options

The following table presents certain information concerning outstanding option awards held as of October 2, 2021, the last day of fiscal 2021, by each of our named executive officers.

Name	Option Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date
Jure Sola Chairman and Chief Executive Officer	11/17/14	50,000	—	$24.65	11/17/24
	11/17/14	150,000	—	$24.65	11/17/24
	11/15/13	200,000	—	$15.48	11/15/23
	11/15/12	100,000	—	$8.62	11/15/22
	11/15/11	100,000	—	$8.70	11/15/21

Kurt Adzema	—	—	—	—	—
Executive Vice President and Chief Financial Officer
Dennis Young	—	—	—	—	—
Executive Vice President, Worldwide Sales
Alan McW. Reid	—	—	—	—	—
Executive Vice President, Global Human Resources

2022 Proxy Statement    51

Executive Compensation Tables

Stock Awards

The following table presents certain information concerning the outstanding stock awards held as of October 2, 2021, the last day of fiscal 2021, by each of our named executive officers.

Name	Stock Award Grant Date	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that have not vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that have not yet vested(1)
Jure Sola Chairman and Chief Executive Officer	11/16/20	100,000	(2)	$3,918,000
	11/16/20	200,000	(3)	$7,836,000
Kurt Adzema Executive Vice President and Chief Financial Officer	11/16/20	20,000	(4)	$783,600
	11/16/20	30,000	(3)	$1,175,400
	12/16/19	30,000	(3)	$1,175,400
	10/15/19	15,000	(5)	$587,700
	10/15/19	33,333	(4)	$1,305,987
Dennis Young Executive Vice President, Worldwide Sales	4/15/21	5,000	(6)	$195,900
Alan McW. Reid Executive Vice President, Global Human Resources	11/16/20	15,000	(4)	$587,700
	11/16/20	10,000	(7)	$391,800
	11/16/20	20,000	(3)	$783,600
	12/16/19	12,000	(2)	$470,160
	12/16/19	13,000	(3)	$509,340
	12/17/18	11,000	(2)	$430,980
	12/15/17	5,000	(8)	$195,900

(1)	Value is based on Sanmina’s closing stock price of $39.18 on October 1, 2021, the last trading day of fiscal 2021, as reported on the Nasdaq Global Select Stock Market.
(2)	Restricted stock units vest in full three years from the date of grant, subject to holder continuing to be a service provider to the Company.
(3)	Target number of shares issuable upon vesting of performance stock units (PSUs). PSUs vest based upon extent of achievement of a three-year non-GAAP EPS target. Number of shares issuable subject to adjustment by up to 20% up or down based on level of actual performance compared to target performance and, at the discretion of the Compensation Committee, by up to 15% up or down based on relative TSR of the Company over the three-year measurement period compared to TSR of the Company’s EMS peers. No shares are payable if cumulative non-GAAP EPS over the measurement period is less than a minimum level of performance over the three-year period.
(4)	Restricted stock units vest one-third of the shares on each of the first three anniversaries of the date of grant, subject to holder continuing to be a service provider to the Company.
(5)	Restricted stock units vest on each of the first three anniversaries of the date of grant in 25%, 25% and 50% increments, subject to holder continuing to be a service provider to the Company.
(6)	Restricted stock units vest in full one year from the date of grant, subject to holder continuing to be a service provider to the Company.
(7)	Restricted stock units vested on December 16, 2021.
(8)	Restricted stock units vested on November 15, 2021.

52    Sanmina Corp

Executive Compensation Tables

Option Exercises and Stock Vested in Last Fiscal Year

The following table presents certain information regarding exercises of options and vesting of stock awards for each of our named executive officers during fiscal 2021.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(2)
Jure Sola	29,470	$419,358	150,000	$4,665,000
Chairman and Chief Executive Officer
Kurt Adzema	—	—	21,667	$592,159
Executive Vice President and Chief Financial Officer
Dennis Young	—	—	31,000	$994,320
Executive Vice President, Worldwide Sales
Alan McW. Reid	8,155	$145,032	15,000	$453,700
Executive Vice President, Global Human Resources

(1)	The aggregate value realized upon exercise of stock options represents the difference between (1) the fair market value of the Company’s common stock on the date of exercise and (2) the price paid by the named executive officer to exercise the options, multiplied by the number of options exercised.
(2)	The aggregate value realized upon vesting of stock awards representing the Company’s closing price on the date of vesting multiplied by the number of awards vested.

Non-Qualified Deferred Compensation Plan

Pursuant to Sanmina’s non-qualified deferred compensation plan, certain highly compensated employees may defer the receipt of certain compensation, and such deferrals are not subject to income tax until the year in which they are paid. Only members of management or highly compensated employees with a projected base salary of at least $130,000 may participate in the plan, subject to the approval of our Chief Executive Officer. Sanmina does not provide matching contributions under this plan. The following table presents certain information concerning participation in our non-qualified deferred compensation plan by the named executive officers during fiscal 2021.

Name	Executive Contributions	Aggregate Earnings	Aggregate Withdrawals/ Distributions	Aggregate Balance
Jure Sola	—	$1,190,798	—	$7,538,781
Chairman and Chief Executive Officer
Kurt Adzema	$505,985	$79,641	—	$585,626
Executive Vice President and Chief Financial Officer
Dennis Young	—	—	—	—
Executive Vice President, Worldwide Sales
Alan McW. Reid	$150,000	$93,743	—	$916,993
Executive Vice President, Global Human Resources

2022 Proxy Statement    53

Executive Compensation Tables

Employment, Termination and Change in Control Arrangements

Sanmina does not have employment agreements with any of its named executive officers. However, in order to continue to attract and retain key employees and to provide incentive for their continued service in case of an acquisition of Sanmina, the Compensation Committee approved in December 2009 a change in control plan to provide benefits to such employees in the event that their employment terminates under certain circumstances following a change in control of Sanmina. These benefits consist of (1) payment, in a lump sum, of one to two times base salary and one times target bonus for the year, (2) acceleration in full of all unvested stock options and restricted stock held by the employee and (3) payment, in a lump sum, of premiums for continued health insurance coverage for a period of 18 months. The plan does not provide benefits unless the employee is terminated without cause or resigns for good reason within a specified period of time following a change in control. In addition, covered employees must execute a general release as a condition to receiving benefits. Sanmina believes that the benefits provided by the plan are comparable to those offered by peer group companies. Below is a table showing the potential benefits payable under such plan to the named executive officers of Sanmina had a change in control and a triggering termination occurred as of the last day of fiscal 2021.

Name and Position	Salary Payable (multiple of base salary payable)	Target Bonus Payable	Value of Accelerated Stock Options and Restricted Stock(1)	Estimated Value of Continued Health Insurance Coverage(2)	Total
Jure Sola	$2,250,000(2x)	$1,687,500	$11,754,000	$23,489	$15,714,989
Chairman and Chief Executive Officer
Kurt Adzema	$1,000,000(2X)	$400,000	$5,028,087	$43,587	$6,471,674
Executive Vice President and Chief Financial Officer
Dennis Young	$547,500(1.5x)	$292,000	$195,900	$31,092	$1,066,492
Executive Vice President, Worldwide Sales
Alan McW. Reid	$525,000(1.5x)	$280,000	$3,369,480	$32,962	$4,207,422
Executive Vice President, Global Human Resources

(1)	Based on unvested equity awards outstanding as of the end of fiscal 2021 and assuming a stock price of $39.18 per share, the closing stock price on October 1, 2021.
(2)	Based on COBRA rates for 2022.

For purposes of the change of control plan, the following definitions apply. Change of control means a person becoming the owner of 50% or more of Sanmina’s common stock, a merger of Sanmina by which stockholders before the transaction cease to own at least 50% of the voting power of Sanmina after the transaction, the sale of substantially all of the assets of Sanmina, approval of a plan of liquidation, or the failure of a majority of the Board of Directors in office at the time the plan became effective to continue to remain in office, unless such new members were nominated by a majority of the members of such Board in office at the time the plan became effective. Cause means the willful failure of the executive to perform the executive’s duties, the willful engaging in conduct prohibited by Sanmina’s Code of Conduct or the executive’s commission of a felony or act of moral turpitude, fraud or embezzlement. Good reason means the material diminution of the executive’s total annual compensation, authority, duties or responsibilities after a change of control compared to compensation, authorities duties or responsibilities before the change of control (provided that less than a 20% reduction of annual compensation shall not constitute a material diminution of annual compensation), a relocation of the executive to a place of business more than 75 miles from the place of business predominantly used by executive before the change of control, or a material breach by Sanmina of executive’s employment agreement with Sanmina, if any.

Other Employment, Termination and Change of Control Arrangements

In addition to the benefits described above, pursuant to an agreement with Alan McW. Reid, our Executive Vice President, Global Human Resources, dated March 28, 2008, as amended, Mr. Reid is entitled to receive a lump sum payment equal to 12 months of his then current salary and certain relocation benefits following any termination of his employment without cause or voluntary termination for good reason.

54    Sanmina Corp

CEO PAY RATIO

Under SEC rules, we are required to provide the following information regarding the relationship between the annual total compensation of Jure Sola, our Chief Executive Officer, and the median annual total compensation of our employees (other than Mr. Sola) for fiscal 2021:

●	The median of the annual total compensation of all employees (other than Mr. Sola) of the Company (including our consolidated subsidiaries) was $11,048.
●	The annual total compensation of our CEO was $14,535,131. This amount equals the CEO’s compensation as reported in the “Summary Compensation Table.”
●	Based on the above, for fiscal 2021, the ratio of Mr. Sola’s annualized total compensation to the median of the annual total compensation of all employees (other than Mr. Sola) was 1,316 to 1.

This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K and is based upon our reasonable judgments and assumptions. The SEC rules do not specify a single methodology for identification of the median employee or calculation of the pay ratio, and other companies may use assumptions and methodologies that are different from those used by us in calculating their pay ratios. Accordingly, the pay ratios disclosed by other companies may not be comparable to our pay ratio as disclosed above.

We determined the median of the annual total compensation of our employees as of October 2, 2021, which was the last day of our last completed fiscal year.

For our fiscal 2020 pay ratio disclosure, we determined our median employee as of October 3, 2020, which was the last day of fiscal 2020, at which time we (including our consolidated subsidiaries) had approximately 30,600 full-time, part-time and temporary employees, approximately 4,900 of whom were U.S. employees, and approximately 25,700 of whom were located outside of the United States, generally in lower cost locations such as China and Mexico. This employee count excludes individuals who are technically classified as independent contractors or “leased” workers as permitted by the applicable SEC rules and are therefore not included in the CEO pay ratio calculations. To find our median employee, we compared the target total cash compensation (base plus target incentive) of all such employees as shown in our global HRIS systems, annualizing the compensation of full-time employees who did not work for us for the entire year. Employees who worked for us part-time were included at their part-time pay rate and not converted to a full-time equivalent pay level. Once we identified our median employee, we estimated such employee’s annual total compensation in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K. We determined that our median employee was a full-time, salaried employee working in China and used that employee’s annual total cash compensation for fiscal 2020 to calculate the CEO pay ratio for that year. Because there has been no change in our employee population or employee compensation arrangements or the previously identified median employee’s circumstances that Sanmina believes would significantly impact the pay ratio disclosure, we have used such previously identified employee’s annual total cash compensation for fiscal 2021 to calculate the CEO pay ratio for fiscal 2021, as permitted by the SEC rules. For fiscal 2021, such median employee’s total cash compensation was $11,048, inclusive of $2,853 in overtime. For purposes of this disclosure, we converted the employee’s total cash compensation from Chinese yuan to U.S. dollars using the exchange rate as of October 2, 2021 (6.468 CNY to 1 USD).

2022 Proxy Statement    55

PROPOSAL FOUR
APPROVAL OF THE RESERVATION OF AN ADDITIONAL 1,300,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE 2019 EQUITY INCENTIVE PLAN

The Board believes that equity compensation programs align the interests of management, directors and the stockholders to increase long-term stockholder value by giving directors, executives and other key employees a stake in our success. By permitting us to grant equity in our company, our 2019 Equity Incentive Plan (the “2019 Plan”) is a key tool for attracting, rewarding, motivating and retaining the key personnel necessary for us to achieve our business objectives and increase stockholder value. At the Annual Meeting, we are requesting that stockholders approve the reservation of an additional 1,300,000 shares of common stock for future issuance under the 2019 Plan in order to ensure that we continue to have sufficient shares available for (1) our annual grants to non-executive employees, (2) grants to potential executive new hires and (3) annual grants to executive management.

REASONS FOR REQUEST

We believe this increase is reasonable for the following reasons:

1.	Our burn rate is in line with to our peers. Sanmina’s three-year average net burn rate (grants less cancellations divided by outstanding shares) of 1.40% is in line with the 1.10% median net burn rate of the peer companies listed in the “Compensation Discussion and Analysis” on page 40 of the Proxy Statement for their three most recent fiscal years for which data is publicly available.

2.	Our share repurchases in the last two fiscal years have more than offset the dilutive effect of grants made under the 2019 Plan during the same time period. During the last two fiscal years, we have repurchased approximately 8 million shares of our common stock in the open market, more than offsetting the potential dilution from the 3 million shares granted under our stock plan during that same time period.

3.	Our overhang is reasonable compared to our peers. As of December 31, 2021, 3.6 million shares were subject to outstanding equity awards under our 2019 Plan and 2009 Incentive Plan (the “2009 Plan”) and 6.5 million shares were reserved for issuance under our 2019 Plan, inclusive of outstanding equity awards, representing 6% and 10% of our shares outstanding, respectively. This “overhang” is reasonable compared to average net and gross overhang of our peers.

4.	Adherence to Proxy Advisory Firm Guidelines. We have implemented several plan features recommended by proxy advisory firms in the 2019 Plan, including:

	a.	All awards granted under the 2019 Plan must have a minimum vesting period of at least one year, subject to certain de minimis exceptions;

	b.	All shares received by the Chief Executive Officer upon exercise, settlement or issuance of an award must be held for a minimum of one year before being sold or, if earlier, until the termination of the Chief Executive Officer’s service;

	c.	Reasonable and appropriate change in control provisions;

	d.	No dividends payable on unvested awards; and

	e.	No liberal recycling of full value awards (e.g., shares withheld from vesting awards to pay taxes are not returned to the plan for future grant).

56    Sanmina Corp

Proposal Four

For these reasons, Sanmina requests stockholders approve the reservation of an additional 1,300,000 shares of common stock for issuance under the 2019 Plan. We expect that the share reserve under the 2019 Plan, as proposed to be increased, will allow us to continue to grant equity-based compensation at levels we deem necessary and appropriate for at least the next two years. We base this belief upon our historical annual equity award grant rate (otherwise known as burn rate), our historical forfeiture rate and our estimate of the number of Shares we will need to attract new senior and executive hires and in connection with potential merger and acquisition transactions. This belief could change, however, based upon a number of factors, including the need to increase our burn rate over historical averages in order to attract and retain key talent and the price of our common stock (because we determine the size of equity awards to be granted in part based on the price of our common stock at the time of grant, if our stock price on the date the award is granted is significantly lower than the stock price assumed in our forecast, we would need to grant a larger number of shares than anticipated to deliver the same value to participants).

THE BOARD UNANIMOUSLY RECOMMENDS VOTING “FOR” THE APPROVAL OF THE RESERVATION OF AN ADDITIONAL 1,300,000 SHARES FOR ISSUANCE UNDER THE 2019 PLAN.

Description of the 2019 Plan

A summary of the principal provisions of the 2019 Plan is set forth below. However, this summary is not a complete description of all of the provisions of the 2019 Plan and is qualified in its entirety by the specific language of the 2019 Plan, which is attached as Appendix A to this proxy statement.

General

●	The 2019 Plan has a ten year term;
●	The 2019 Plan provides for the grant of stock options, both incentive stock options and nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units, performance units, performance shares, and such other cash or stock awards to eligible individuals as the plan’s administrator (as defined below) may determine;
●	6,993,000 shares are authorized for issuance pursuant to awards under the 2019 Plan (the “Base Amount”), plus any shares subject to stock options or similar awards granted under the 2009 Plan that, after March 11, 2019, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2009 Plan that, after March 11, 2019, are forfeited to or repurchased by the Company, with the maximum number of shares to be added to the 2019 Plan pursuant to the 2009 Plan equal to 6,436,840 shares. If stockholders approve this proposal, the Base Amount will be increased by 1,300,000 to 8,293,000. All of such shares may be authorized, but unissued, or reacquired common stock;
●	Shares subject to outstanding awards under the 2009 Plan that are forfeited, cancelled, or otherwise expire will be rolled into the 2019 Plan;
●	Any shares subject to awards other than options or stock appreciation rights (e.g., “full value” awards) will be counted against numerical share limits as 1.36 shares for every one share subject thereto; and
●	The 2019 Plan is administered by the Compensation Committee.

Administration

Our Board of Directors has delegated administration of the 2019 Plan to the Compensation Committee. In addition, our Board of Directors may delegate authority to one or more officers of the Company the authority to do one or both of the following: (i) designate employees or consultants of the Company or any of its subsidiaries who are not Section 16 officers to be recipients of options, restricted stock and restricted stock units under the terms of the 2019 Plan, and (ii) determine the number of shares to be subject to such awards; provided, however, that the Board resolutions regarding such delegation shall specify the maximum number of shares that may be subject to the awards granted by such officer.

For purposes of this summary of the 2019 Plan, the term “administrator” will refer to our Board of Directors or any committee designated by our Board of Directors to administer the 2019 Plan. To make grants to certain officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934, as amended.

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Proposal Four

Subject to the terms of the 2019 Plan, the administrator has the authority, in its discretion, to (i) determine the fair market value of a share, (ii) select the service providers to whom awards may be granted, (iii) determine the number of shares to be covered by each award granted under the 2019 Plan, (iv) approve forms of award agreement for use under the 2019 Plan, (v) determine the terms and conditions of any award granted under the 2019 Plan, provided these are not inconsistent with the terms of the 2019 Plan, (vi) construe and interpret the terms of the 2019 Plan and awards granted under the 2019 Plan, (vii) prescribe, amend and rescind rules and regulations relating to the 2019 Plan, (viii) modify or amend each award, subject to the terms of the 2019 Plan; provided that the administrator may not modify or amend an option or stock appreciation right to reduce the exercise price after it has been granted (except for adjustments made pursuant to the terms of the 2019 Plan), and the administrator may not implement any type of exchange program, unless such action is approved by stockholders prior to such action being taken, (ix) allow participants to satisfy tax withholding obligations in a manner prescribed under the terms of the 2019 Plan, (x) authorize any person to execute on behalf of the Company any instrument required to effect the grant of an award previously granted by the administrator, (xi) allow a participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such participant under an award pursuant to such procedures as the administrator may determine, and (xii) make all other determinations deemed necessary or advisable for administering the 2019 Plan. The administrator’s decisions, determinations and interpretations will be final and binding on all participants and any other holders of awards.

Eligibility

All types of awards other than incentive stock options may be granted to our non-employee directors and to employees and consultants of the Company or any parent or subsidiary corporation of the Company. Incentive stock options may be granted only to employees of the Company or any parent or subsidiary corporation of the Company. As of October 2, 2021, we had approximately 30,000 eligible participants, including employee directors, outside directors and consultants, subject to compliance with local securities laws.

Shares Available for Issuance

Subject to the adjustment provisions contained in the 2019 Plan, our stockholders are being asked to approve an additional 1,300,000 shares for issuance under the 2019 Plan. The number of shares currently reserved for issuance under the 2019 Plan equals 6,693,000 shares (the “Base Amount”), plus any shares subject to stock options or similar awards granted under the 2009 Plan that, after March 11, 2019, expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2009 Plan that, after March 11, 2019, are forfeited to or repurchased by the Company, with the maximum number of shares to be added to the 2019 Plan pursuant to the 2009 Plan equal to 6,436,840 shares. The shares may be authorized, but unissued, or reacquired Common Stock. If stockholders approve this proposal, the Base Amount will be increased by 1,300,000 to 8,293,000, plus any shares that may be added to the 2019 Plan from outstanding awards under the 2009 Plan as discussed above.

Any shares subject to awards other than options or stock appreciation rights will be counted against the numerical limits of the 2019 Plan as 1.36 shares for every one share subject thereto. Further, if shares acquired pursuant to any such award are forfeited or repurchased by the Company and would otherwise return to the 2019 Plan, 1.36 times the number of shares so forfeited or repurchased will return to the 2019 Plan and will again become available for issuance.

If an award under the 2019 Plan expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units which are to be settled in shares, is forfeited to or repurchased by the Company, the unpurchased shares (or for awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2019 Plan (unless the 2019 Plan has terminated). Upon exercise of a stock appreciation right settled in shares, the gross number of shares covered by the portion of the award so exercised will cease to be available under the 2019 Plan. If unvested shares of restricted stock, or unvested shares issued pursuant to awards of restricted stock units, performance shares or performance units are repurchased by or forfeited to the Company, such shares will become available for future grant under the 2019 Plan. Shares used to pay the tax and exercise price of an award will not become available for future grant or sale under the 2019 Plan. To the extent an award under the 2019 Plan is paid out in cash rather than shares, such cash payment will not result in reducing the number of shares available for issuance under the 2019 Plan.

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Proposal Four

Adjustments

In the event of any dividend or other distribution (whether in the form of cash, shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares or other securities or other change in the corporate structure affecting our common stock, the 2019 Plan administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2019 Plan, will adjust the number and class of shares that may be delivered under the 2019 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share or value limits, as applicable, set forth in the 2019 Plan.

Stock Options

An option gives a participant the right to purchase a specified number of shares for a fixed exercise price during a specified period of time. Each option granted under the 2019 Plan will be evidenced by an award agreement specifying the number of shares subject to the option and the other terms and conditions of the option, consistent with the requirements of the 2019 Plan.

The exercise price per share of each option may not be less than the fair market value of a share of our common stock on the date of grant. However, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any parent or subsidiary corporation of ours (a “ten percent stockholder”) must have an exercise price per share equal to at least 110% of the fair market value of a share on the date of grant. The aggregate fair market value of the shares (determined on the grant date) covered by incentive stock options which first become exercisable by any participant during any calendar year also may not exceed $100,000. The fair market value of the common stock is generally the closing sales price of our stock as reported on the Nasdaq Global Select Stock Market.

Options will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement.

Upon the termination of a participant’s service, the unvested portion of the participant’s option generally expires. The vested portion of the option will remain exercisable for the period following the participant’s termination of service that was determined by the administrator and specified in the participant’s award agreement, and if no such period was determined by the administrator, the vested portion of the option will remain exercisable for: (i) 90 days following a termination of the participant’s service for reasons other than death or disability or (ii) five years following a termination of the participant’s service due to death or disability. In no event will the option be exercisable after the end of the option’s term. In the event of termination of service due to participant’s death, the award becomes vested in full.

The term of an option will be specified in the award agreement but may not be more than ten years (or five years for an incentive stock option granted to a ten percent stockholder).

The 2019 Plan provides that the administrator will determine the acceptable form(s) of consideration for exercising an option. An option will be deemed exercised when we receive the notice of exercise and full payment for the shares to be exercised, together with applicable tax withholdings.

Stock Appreciation Rights

A stock appreciation right gives a participant the right to receive the appreciation in the fair market value of our common stock between the date an award is granted and the date it is exercised. Upon exercise of a stock appreciation right, the holder of the award will be entitled to receive an amount determined by multiplying: (i) the difference between the fair market value of a share on the date of exercise and the exercise price by (ii) the number of exercised stock appreciation rights. We may pay the appreciation in cash, in shares, or a combination of both. Each stock appreciation right granted under the 2019 Plan will be evidenced by an award agreement specifying the exercise price and the other terms and conditions of the award.

The exercise price per share of each stock appreciation right may not be less than the fair market value of a share of our common stock on the date of grant.

Stock appreciation rights will be exercisable at such times or under such conditions as determined by the administrator and set forth in the award agreement.

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Proposal Four

The term of a stock appreciation right may not be more than ten years. The terms and conditions relating to the period of exercise of stock appreciation rights following the termination of a participant’s service are similar to those for options described above. In the event of termination of service due to participant’s death, the award becomes vested in full.

Restricted Stock Awards

Awards of restricted stock are rights to acquire or purchase shares that vest in accordance with the terms and conditions established by the administrator in its sole discretion. Unless otherwise provided by the administrator, a participant will forfeit any shares of restricted stock that have not vested by the termination of the participant’s service. However, in the event of termination of service due to participant’s death, the award becomes vested in full. Each restricted stock award granted will be evidenced by an award agreement specifying the number of shares subject to the award and the other terms and conditions of the award. The administrator will determine the vesting conditions that apply to an award of restricted stock.

Unless the administrator provides otherwise, participants holding shares of restricted stock will have voting rights without regard to vesting, but will not have rights to dividends and other distributions with respect to such shares until the shares vest. The administrator has the discretion to reduce or waive any restrictions and to accelerate the time at which any restrictions will lapse or be removed.

Restricted Stock Units

A restricted stock unit represents a right to receive cash or shares of our common stock if the performance goals or other vesting criteria set by the administrator are achieved or the restricted stock unit otherwise vests. Each award of restricted stock units granted under the 2019 Plan will be evidenced by an award agreement specifying the number of shares subject to the award and other terms and conditions of the award. The administrator will determine the vesting conditions that apply to an award of restricted stock units.

After an award of restricted stock units has been granted, the administrator has the discretion to reduce or waive any restrictions or vesting criteria that must be met to receive a payout or to accelerate the time at which any restrictions will lapse or be removed. A participant will forfeit any unearned restricted stock units upon termination of his or her service. However, In the event of termination of service due to participant’s death, the award becomes vested in full. The administrator in its sole discretion may pay earned restricted stock units in cash, shares, or a combination of both.

Performance Units and Performance Shares

Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. Performance units will have an initial value established by the administrator on or before the date of grant. Each performance share will have an initial value equal to the fair market value of a share on the grant date. Performance units and performance shares will result in a payment to a participant only if the performance goals or other vesting criteria set by the administrator are achieved or the awards otherwise vest.

Each award of performance units or performance shares granted under the 2019 Plan will be evidenced by an award agreement specifying the performance period and other terms and conditions of the award. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the administrator, in its discretion.

After an award of performance units or performance shares has been granted, the administrator has the discretion to accelerate, reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares, but may not increase the amount payable at a given level of performance.

The administrator has the discretion to pay earned performance units or performance shares in the form of cash, shares (which will have an aggregate fair market value equal to the earned performance units or performance shares at the close of the applicable performance period), or a combination of both.

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Proposal Four

A participant will forfeit any performance units or performance shares that have not been earned or have not vested as of the termination of his or her service with us. However, in the event of termination of service due to participant’s death, the award will accelerate, with such acceleration assuming that all performance goals and other vesting criteria are deemed achieved at target performance levels and any additional service conditions satisfied.

Transferability

Awards generally are not transferable other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant. With the approval of the administrator, a participant may transfer an award, in a manner specified by the administrator, to a spouse or former spouse pursuant to certain court-approved domestic relations orders, and transfer an option by gift to an immediate family member or certain trusts, partnerships or other entities or foundations in accordance with the terms of the 2019 Plan.

Outside Director Limitations

No non-employee director may be granted, in any fiscal year of the Company, awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $900,000. Any awards granted to an individual for his or her services as an employee, or for his or her services as a consultant (other than as a non-employee director), will not count for purposes of this limitation.

One-Year Vesting Requirement; Chief Executive Officer Holding Requirement

Awards granted under the 2019 Plan shall vest no earlier than the one year anniversary of the award’s date of grant, provided that the administrator, in its sole discretion, may provide that an award may accelerate vesting, including, without limitation, by reason of the participant’s death, disability or retirement, or termination of the participant’s service, including a termination that occurs in connection with a change in control, and provided further that awards that result in the issuance of an aggregate of up to 5% of the shares reserved for issuance under the 2019 Plan may be granted to service providers, or outstanding awards modified, without regard to such minimum vesting, exercisability and distribution provisions. In addition, shares received by the Chief Executive Officer upon exercise, settlement or issuance of an award granted to him or her while serving as Chief Executive Officer, after satisfaction of any applicable tax obligations, may not be sold or otherwise transferred (other than for estate planning purposes) for at least one year following delivery of such shares or, if earlier, upon the termination of the Chief Executive Officer’s service to us.

Dissolution or Liquidation

In the event of a proposed dissolution or liquidation of our company, the administrator will notify each participant as soon as practicable prior to the effective date of such proposed transaction. An award will terminate immediately prior to consummation of such proposed action to the extent the award has not been previously exercised.

Change in Control

The 2019 Plan provides that, in the event of a merger or change in control of the Company, each award will be treated as the administrator determines, including that that each award be assumed or an equivalent option or right substituted by the successor corporation.

If the successor corporation does not assume or substitute for the award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, all restrictions on restricted stock and restricted stock units will lapse. With respect to awards with performance-based vesting that are not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the award remains outstanding (or such earlier date, as determined by the administrator, in its sole discretion), with any performance period

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Proposal Four

shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company’s stockholders in connection with the merger or change in control), as determined by the administrator, in its sole discretion. In addition, if an option or stock appreciation right is not assumed or substituted for, the administrator will notify the participant in writing or electronically that the option or stock appreciation right will be exercisable for a period of time determined by the administrator, in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

For awards granted to our non-employee directors, in the event of a change in control in which such awards are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant (unless such resignation is at the request of the acquirer), then the participant will fully vest in and have the right to exercise options and/or stock appreciation rights as to all of the shares underlying such award, including those shares which would not otherwise be vested or exercisable, all restrictions on restricted stock and restricted stock units will lapse, and, with respect to awards with performance-based vesting, unless specifically provided otherwise under the applicable award agreement, a Company policy applicable to the participant, or other written agreement between the participant and the Company, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met.

Amendment and Termination

The 2019 Plan will automatically terminate ten years from the date of its adoption by our Board of Directors, unless terminated at an earlier time by our Board of Directors. The administrator may amend, alter, suspend, or terminate the 2019 Plan at any time, provided that no amendment may be made without stockholder approval to the extent approval is necessary or desirable to comply with any applicable laws. No amendment, alteration, suspension, or termination may materially impair the rights of any participant unless mutually agreed otherwise between the participant and the administrator.

Summary of U.S. Federal Income Tax Consequences

The following summary is intended only as a general guide to the U.S. federal income tax consequences of participation in the 2019 Plan. The summary is based on existing U.S. laws and regulations as of December 31, 2021, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of the income tax laws of any municipality, state or foreign country in which the participant may reside. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Incentive Stock Options

A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an option that qualifies as incentive stock option under Section 422 of the Code. If a participant exercises the option and then later sells or otherwise disposes of the shares acquired through the exercise of the option after both the two-year anniversary of the date the option was granted and the one-year anniversary of the exercise, the participant will recognize a capital gain or loss equal to the difference between the sale price of the shares and the exercise price, and we will not be entitled to any deduction for federal income tax purposes.

However, if the participant disposes of such shares either on or before the two-year anniversary of the date of grant or on or before the one-year anniversary of the date of exercise (a “disqualifying disposition”), any gain up to the excess of the fair market value of the shares on the date of exercise over the exercise price generally will be taxed as ordinary income, unless the shares are disposed of in a transaction in which the participant would not recognize a loss (such as a gift). Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. Any ordinary income recognized by the participant upon the disqualifying disposition of the shares generally should be deductible by us for federal income tax purposes, except to the extent such deduction is limited by applicable provisions of the Code.

For purposes of the alternative minimum tax, the difference between the option exercise price and the fair market value of the shares on the exercise date is treated as an adjustment item in computing the participant’s alternative minimum taxable income in the year of exercise. In addition, special alternative minimum tax rules may apply to certain subsequent disqualifying dispositions of the shares or provide certain basis adjustments or tax credits for purposes.

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Proposal Four

Nonstatutory Stock Options

A participant generally recognizes no taxable income as the result of the grant of such an option. However, upon exercising the option, the participant normally recognizes ordinary income equal to the amount that the fair market value of the shares on such date exceeds the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of the shares acquired by the exercise of a nonstatutory stock option, any gain or loss (based on the difference between the sale price and the fair market value on the exercise date) will be taxed as capital gain or loss. No tax deduction is available to us with respect to the grant of a nonstatutory stock option or the sale of the shares acquired through the exercise of the nonstatutory stock option.

Stock Appreciation Rights

In general, no taxable income is reportable when a stock appreciation right is granted to a participant. Upon exercise, the participant generally will recognize ordinary income in an amount equal to the fair market value of any consideration received. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Restricted Stock Awards

A participant acquiring shares of restricted stock generally will recognize ordinary income equal to the fair market value of the shares on the vesting date. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The participant may elect, pursuant to Section 83(b) of the Code to accelerate the ordinary income tax event to the date of acquisition by filing an election with the Internal Revenue Service no later than thirty days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Restricted Stock Unit Awards

There are no immediate tax consequences of receiving an award of restricted stock units. A participant who is awarded restricted stock units generally will be required to recognize ordinary income in an amount equal to the fair market value of shares issued to such participant at the end of the applicable vesting period or, if later, the settlement date elected by the administrator or a participant. Any additional gain or loss recognized upon any later disposition of any shares received would be capital gain or loss.

Performance Shares and Performance Unit Awards

A participant generally will recognize no income upon the grant of a performance share or a performance unit award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any cash or unrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the date the ordinary income tax event occurs, will be taxed as capital gain or loss.

Section 409A

Section 409A provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under the 2019 Plan with a deferral feature will be subject to the requirements of Section 409A. If an award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that award may recognize ordinary income on the amounts deferred under the award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation.

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Proposal Four

Tax Effect for Sanmina

We generally will be entitled to a tax deduction in connection with an award under the 2019 Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option) except to the extent such deduction is limited by applicable provisions of the Code. Special rules limit the deductibility of compensation paid to our chief executive officer and certain other individuals as determined under Section 162(m) and applicable guidance. Under Section 162(m), the annual compensation paid to any of these specified individuals will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF U.S. FEDERAL INCOME TAXATION UPON PARTICIPANTS AND SANMINA WITH RESPECT TO AWARDS UNDER THE 2019 PLAN. IT DOES NOT PURPORT TO BE COMPLETE AND DOES NOT DISCUSS THE IMPACT OF EMPLOYMENT OR OTHER TAX REQUIREMENTS, THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH, OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE, OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Number of Awards Granted to Employees, Consultants and Directors

The number of awards that an employee, director, or consultant may receive under the 2019 Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares subject to restricted stock units and performance stock units granted under the 2019 Plan during fiscal 2021 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (ii) the grant-date value of shares subject to such restricted stock units and performance stock units.

Name of Individual or Group	Number of Shares Subject to RSUs/PSUs Granted	Dollar Value of Shares Subject to RSUs/PSUs Granted(1)
Jure Sola Chairman and Chief Executive Officer	300,000	$10,293,000
Kurt Adzema Executive Vice President and Chief Financial Officer	50,000	$1,708,600
Dennis Young Executive Vice President, Worldwide Sales	5,000	$208,050
Alan McW. Reid Executive Vice President, Global Human Resources	45,000	$1,523,250
All executive officers, as a group	400,000	$13,732,900
All directors who are not executive officers, as a group	33,647	$1,400,052
All employees who are not executive officers, as a group	1,095,625	$37,263,860
(1)	Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.

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Proposal Four

Other Equity Compensation Plan Information

The following table summarizes the number of shares issuable upon exercise of outstanding options and deliverable upon vesting of performance stock units and restricted stock units granted to our employees, directors and consultants, as well as the number of shares of common stock remaining available for future issuance under Sanmina’s equity compensation plans as of October 2, 2021. Sanmina has no stock appreciation rights or other awards outstanding that are convertible into or exchangeable for common stock. Additionally, there are no awards outstanding under equity compensation plans not approved by stockholders.

Plan Category	Number of Common Shares to be Issued Upon Exercise of Outstanding Options and Rights		Weighted-Average Exercise Price of Outstanding Options		Number of Common Shares Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by stockholders	3,732,094	(1)	$16.23	(2)	3,781,177
(1)	Includes 2,953,488 shares deliverable upon vesting of Restricted Stock Units [and Performance Stock Units].
(2)	Weighted average remaining term of options is 1.97 years.

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OWNERSHIP OF OUR STOCK

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the beneficial ownership of our common stock as of December 31, 2021, as to: (i) each person (or group of affiliated persons) who is known to us to beneficially own more than five percent of the outstanding shares of our common stock; (ii) each of our named executive officers; (iii) each director and nominee for director; and (iv) all directors and executive officers as a group.

The information provided in this table is based on Sanmina’s records, Schedules 13G filed with the SEC and information provided to Sanmina, except where otherwise noted. Unless otherwise indicated, to our knowledge, each stockholder possesses sole voting and investment power over the shares listed. Unless otherwise indicated, the principal address of each of the stockholders below is c/o Sanmina Corporation, 30 E. Plumeria Drive, San Jose, California 95134.

Name	Shares Beneficially Owned	Approximate Percentage Owned(11)
BlackRock, Inc.(1) 55 East 52nd Street New York, NY 10055	10,004,214	15.80%
The Vanguard Group, Inc.(2) 100 Vanguard Blvd. Malvern, PA 19355	6,679,503	10.55%
Dimensional Fund Advisors LP(3) Building One 6300 Bee Cave Road Austin, TX 78746	4,974,207	7.86%
EARNEST Partners, LLC(4) 1180 Peachtree Street NE, Suite 2300 Atlanta, GA 30309	4,726,748	7.46%
Jure Sola(5)	1,565,703	2.47%
Kurt Adzema	13,414	*%
Dennis Young	—	—
Alan McW. Reid	19,039	*%
Eugene A. Delaney(6)	104,202	*%
John P. Goldsberry(7)	23,751	*%
Susan A. Johnson	—	—
Rita S. Lane	28,947	*%
Joseph G. Licata	72,897	*%
Krish Prabhu	14,465	*%
Mario M. Rosati(8)	96,036	*%
Jackie M. Ward(9)	200,334	*%
All directors and executive officers as a group (12 persons)(10)	2,138,788	3.38%
*	Less than 1%.
(1)	This information is based solely on a Schedule 13G/A filed with the SEC on January 25, 2021 by BlackRock, Inc. (“BlackRock”). BlackRock has sole voting power with respect to 9,890,208 of the shares reported and has sole dispositive power with respect to 10,004,214 of the shares.
(2)	This information is based solely on a Schedule 13G/A filed with the SEC on February 10, 2021 by The Vanguard Group, Inc. The Vanguard Group, Inc. has sole voting power with respect to none of the shares and shared voting power with respect to 69,241 of the shares. The Vanguard Group, Inc. has sole dispositive power with respect to 6,552,100 of the shares and shared dispositive power with respect to 127,403 of the shares.
(3)	This information is based solely on a Schedule 13G/A filed with the SEC on February 16, 2021 by Dimensional Fund Advisors LP (“Dimensional”). Dimensional is the beneficial owner of all of the shares and has sole voting power with respect to 4,858,105 of the shares and sole dispositive power with respect to all of the shares. Dimensional is filing as an investment adviser to various investors.
(4)	This information is based solely on a Schedule 13G filed with the SEC on February 16, 2021 by EARNEST Partners LLC (“EARNEST Partners”). EARNEST Partners has sole voting power with respect to 3,060,922 of the shares and has sole dispositive power with respect to all of the shares.

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Ownership of Our Stock

(5)	Includes 500,000 shares subject to stock options Mr. Sola has the right to exercise within 60 days after December 31, 2021. Also includes 220,355 shares held by Sola Family Trust.
(6)	Includes 17,145 shares subject to stock options Mr. Delaney has the right to exercise within 60 days after December 31, 2021.
(7)	Includes 7,181 shares subject to stock options Mr. Goldsberry has the right to exercise within 60 days after December 31, 2021.
(8)	Includes 28,595 shares subject to stock options Mr. Rosati has the right to exercise within 60 days after December 31, 2021. Also includes 1,500 shares held by Mario M. Rosati Retirement Trust, Mario M. Rosati, Trustee.
(9)	Includes 28,595 shares subject to stock options Ms. Ward has the right to exercise within 60 days after December 31, 2021. Also includes 408 shares held by Arthur Lee Davis and 13,320 shares held in the Sanmina Deferred Compensation Plan for Outside Directors.
(10)	Includes an aggregate of 581,516 shares subject to stock options individuals have the right to exercise within 60 days after December 31, 2021.
(11)	Beneficial ownership is determined in accordance with the rules of the SEC based on factors, including voting and investment power, with respect to the securities. Common stock subject to conversion or issuable upon exercise of options currently exercisable or exercisable within 60 days after December 31, 2021 are deemed outstanding for computing the percentage ownership of the person holding the options, but are not deemed outstanding for computing the percentage of any other person.

2022 Proxy Statement    67

CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

Pursuant to its written charter, the Audit Committee annually reviews any related-party transactions required to be disclosed pursuant to the rules and regulations of the SEC and the Nasdaq Global Select Market, namely transactions involving Sanmina in which its executive officers, directors or beneficial owners of five percent or greater of our securities have a material direct or indirect interest and which are valued at more than $120,000. In support of such reviews, we solicit written confirmations of any related party transactions from our executive officers and directors on an annual basis. The following is a list of related party transactions meeting the definition above that existed during fiscal 2021.

Zeljko Sola, the brother of Jure Sola, our Chairman and Chief Executive Officer, is a business development vice president at Sanmina and earned or realized compensation of approximately $555,000 in fiscal 2021. Martina Sola, Mr. Sola’s daughter, is a business development manager at Sanmina and earned or realized compensation of approximately $239,000 in fiscal 2021. Nikola Sola, Mr. Sola’s son, is an account manager at Sanmina and earned or realized compensation of approximately $153,000 in fiscal 2021.

68    Sanmina Corp

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares they represent in accordance with their best judgment.

WE WILL MAIL WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, SANMINA CORPORATION, 30 E. PLUMERIA DRIVE, SAN JOSE, CALIFORNIA 95134.

2022 Proxy Statement    69

AVAILABILITY OF ADDITIONAL INFORMATION

We are a reporting company and file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s public reference rooms. A copy of our Annual Report on Form 10-K for fiscal 2021 is available without charge from our website at http://ir.sanmina.com/investor-relations under the heading “Financial-SEC Filings” and is also available in print to stockholders without charge and upon request, addressed to Sanmina Corporation, 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

FOR THE BOARD OF DIRECTORS

CHRISTOPHER K. SADEGHIAN

Corporate Secretary

January 27, 2022

70    Sanmina Corp

QUESTIONS AND ANSWERS ABOUT PROCEDURAL MATTERS

Q1:	WHY AM I RECEIVING THESE PROXY MATERIALS?

A:	The Board of Directors of Sanmina Corporation (“Sanmina,” “we,” “us” or “our”) is providing these proxy materials to you in connection with the solicitation of proxies for use at the 2022 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Monday, March 14, 2022 at 11:00 a.m., Pacific Daylight Time, and at any adjournment or postponement thereof, for the purpose of considering and acting upon the matters described in this document.

Q2:	WHAT IS THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS?

A:	In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to all stockholders entitled to vote at the Annual Meeting, we are furnishing the proxy materials to our stockholders over the Internet. If you received a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the proxy materials and submit your vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of the proxy materials, please follow the instructions for requesting such materials included in the Notice of Internet Availability.

We expect to mail the Notice of Internet Availability on or about January 27, 2022, to all stockholders entitled to vote at the Annual Meeting. On the date of mailing of the Notice of Internet Availability, all stockholders and beneficial owners will have the ability to access all of our proxy materials on a website referred to in the Notice of Internet Availability. These proxy materials will be available free of charge.

Q3:	WHERE IS THE ANNUAL MEETING?

A:	The Annual Meeting will be held virtually at www.virtualshareholdermeeting.com/SANM2022.

Q4:	CAN I ATTEND THE ANNUAL MEETING?

A:	You are invited to attend the Annual Meeting if you were a stockholder of record or a beneficial owner as of January 20, 2022. The meeting will begin promptly at 11:00 a.m., Pacific Daylight Time.

Stock Ownership

Q5:	WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A:	Stockholders of Record. If your shares are registered directly in your name with Sanmina’s transfer agent, EQ Shareowner Services, you are considered, with respect to those shares, the stockholder of record, and the Notice of Internet Availability has been sent directly to you.

Beneficial Owners. Many stockholders hold their shares through a broker, trustee or other nominee, rather than directly in their own name. If your shares are held in a brokerage account or by a bank or another nominee, you are considered the “beneficial owner” of shares held in “street name.” The Notice of Internet Availability should be forwarded to you by your broker, trustee or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, trustee or other nominee on how to vote your shares. For directions on how to vote shares beneficially held in street name, please refer to the voting instruction card provided by your broker, trustee or nominee. Because a beneficial owner is not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.

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Questions and Answers About Procedural Matters

Quorum and Voting

Q6:	WHO IS ENTITLED TO VOTE AT THE ANNUAL MEETING?

A:	Holders of record of our common stock at the close of business on January 20, 2022 are entitled to receive notice of and to vote their shares at the Annual Meeting. Such stockholders are entitled to cast one vote for each share of common stock held as of January 20, 2022. As of the close of business on January 20, 2022, there were 63,556,479 shares of common stock outstanding and entitled to vote at the Annual Meeting held by approximately 818 stockholders of record.

Q7:	HOW MANY SHARES MUST BE PRESENT OR REPRESENTED TO CONDUCT BUSINESS AT THE ANNUAL MEETING?

A:	The presence of the holders of a majority of the shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. Such stockholders are counted as present at the meeting if they are present in person at the Annual Meeting or have properly submitted a proxy.

Under the General Corporation Law of the State of Delaware, abstentions and broker “non-votes” are counted as present and entitled to vote and are, therefore, included for purposes of determining whether a quorum is present at the Annual Meeting.

Q8:	WHAT IS A BROKER “NON-VOTE” AND HOW ARE THEY COUNTED AT THE ANNUAL MEETING?

A:	A broker “non-vote” occurs if you are a beneficial owner of shares held in street name and you do not provide the organization that holds your shares with specific voting instructions. At the Annual Meeting, broker non-votes will be counted toward the presence of a quorum for the transaction of business at the meeting, but will not be counted as votes cast on any matter being voted upon at the Annual Meeting. As a result, broker non-votes will have no effect on the outcome of any proposal being voted upon at the Annual Meeting.

Q9:	CAN I VOTE MY SHARES AT THE ANNUAL MEETING?

A:	Yes. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may vote your shares at the Annual Meeting by visiting www.virtualshareholdermeeting.com/SANM2022 on the date and time of the Annual Meeting.

Even if you plan to attend the Annual Meeting, we recommend that you submit your vote as described in the Notice of Internet Availability and below, so that your vote will be counted if you later decide not to attend the Annual Meeting.

Q10:	CAN I VOTE MY SHARES WITHOUT ATTENDING THE ANNUAL MEETING?

A:	Yes. Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without attending the Annual Meeting, as summarized below.

Internet. Stockholders of record with Internet access may submit proxies by following the “Vote by Internet” instructions on the Notice of Internet Availability until 11:59 p.m., Eastern Daylight Time, on March 13, 2022 or by following the instructions at www.proxyvote.com. Most of our stockholders who hold shares beneficially in street name may vote by accessing the website specified in the voting instructions provided by their brokers, trustees or nominees. A large number of banks and brokerage firms are participating in the Broadridge Financial Solutions, Inc. (“Broadridge”) online program. This program provides eligible stockholders the opportunity to vote over the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in the Broadridge program.

Telephone. Depending on how your shares are held, you may be able to vote by telephone. If this option is available to you, you will have received information with the Notice of Internet Availability explaining this procedure.

Mail. If you are a record holder (i.e. you own your shares directly and not through a broker), you may request a proxy card from Sanmina on which you can indicate your vote by completing, signing and dating the card where indicated and by returning it in the prepaid envelope that will be included with the proxy card. If you hold your shares in street name, the voting instructions provided by your broker, trustee or nominee will indicate how you may vote by mail.

Q11:	HOW WILL MY SHARES BE VOTED IF I SUBMIT A PROXY VIA THE INTERNET, BY TELEPHONE OR BY MAIL AND DO NOT MAKE SPECIFIC CHOICES?

A:	If you submit a proxy via the Internet, by telephone or by mail and do not make voting selections, the shares represented by that proxy will be voted “FOR” Proposals One, Two, Three and Four.

72    Sanmina Corp

Questions and Answers About Procedural Matters

Q12:	WHAT HAPPENS IF ADDITIONAL MATTERS ARE PRESENTED AT THE ANNUAL MEETING?

A:	If any other matters are properly presented for consideration at the Annual Meeting, including, among other things, consideration of a motion to adjourn the Annual Meeting to another time or place or adjournment for the purpose of soliciting additional proxies, the proxy holders will have discretion to vote on those matters in accordance with their best judgment. We do not currently anticipate that any other matters will be raised at the Annual Meeting.

Q13:	CAN I CHANGE OR REVOKE MY VOTE?

A:	Yes, by following the instructions below:

Stockholders of Record. If you are a stockholder of record, you may change your vote by:

● Delivering to Sanmina’s Corporate Secretary, prior to your shares being voted at the Annual Meeting, a written notice of revocation or a duly executed proxy card, in either case dated later than the prior proxy relating to the same shares, or
● Attending the Annual Meeting and voting (although attendance at the Annual Meeting will not, by itself, revoke a proxy).

Any written notice of revocation or subsequent proxy card must be received by Sanmina’s Corporate Secretary prior to the taking of the vote at the Annual Meeting.

A stockholder of record who has voted via the Internet or by telephone may also change his or her vote by making a timely and valid Internet or telephone vote no later than 11:59 p.m., Eastern Daylight Time, on March 13, 2022.

Beneficial Owners. If you are a beneficial owner of shares held in street name, you may change your vote by submitting new voting instructions to your broker, trustee or other nominee, or if you have obtained a legal proxy from the broker, trustee or other nominee that holds your shares giving you the right to vote the shares, by attending the Annual Meeting and voting.

Q14:	WHAT PROPOSALS WILL BE VOTED ON AT THE ANNUAL MEETING?

A:	At the Annual Meeting, stockholders will be asked to vote on:

Proposal One. The election of eight directors to hold office until the 2023 Annual Meeting of Stockholders or until their respective successors have been duly elected and qualified;

Proposal Two. The ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending October 1, 2022;

Proposal Three. The approval on an advisory (non-binding) basis of the compensation of our named executive officers; and

Proposal Four. The approval of the reservation of an additional 1,300,000 shares of common stock for issuance under the 2019 Equity Incentive Plan.

Q15:	WHAT IS THE VOTING REQUIREMENT TO APPROVE EACH OF THE PROPOSALS AND HOW DOES THE BOARD OF DIRECTORS RECOMMEND THAT I VOTE?

A:	Proposal One. You may vote “FOR,” “AGAINST” or “ABSTAIN” on each of the eight nominees for election as director. A nominee for director shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Abstentions and broker non-votes do not count as “votes cast” with respect to this proposal and therefore will not affect the outcome of the election. Pursuant to our Corporate Governance Guidelines, should a nominee for director fail to receive the required number of votes for election, he or she is required to tender his or her resignation to the Board. In such a case, the Nominating and Governance Committee of the Board has the option of accepting or declining such resignation, considering any factors that the Committee deems relevant.

Proposal Two. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. The affirmative vote of a majority of the votes cast is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

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Questions and Answers About Procedural Matters

Proposal Three. You may vote “FOR,” “AGAINST” or “ABSTAIN” on this proposal. The affirmative vote of a majority of the votes cast is required to approve on an advisory (non-binding) basis the compensation of our named executive officers, as disclosed in the Proxy Statement for the 2022 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and the other related disclosure. Abstentions have the same effect as a vote against this proposal. However, broker non-votes are not deemed to be votes cast and, therefore, have no effect on the outcome of this proposal.

Q16:	WHO WILL BEAR THE COST OF SOLICITING VOTES FOR THE ANNUAL MEETING?

A:	Sanmina will bear all expenses of soliciting proxies. We must reimburse brokerage firms, custodians, nominees, fiduciaries and other persons representing beneficial owners of common stock for their reasonable expenses in forwarding solicitation material to such beneficial owners. Directors, officers and employees of Sanmina may also solicit proxies in person or by other means of communication. Such directors, officers and employees will not be additionally compensated but may be reimbursed for reasonable out-of-pocket expenses in connection with such solicitation.

Q17:	WHERE CAN I FIND THE VOTING RESULTS OF THE ANNUAL MEETING?

A:	We intend to announce the voting results of the Annual Meeting in a Current Report on Form 8-K to be filed with the SEC within four business days of the meeting date.

Stockholder Proposals and Director Nominations

Q18:	WHAT IS THE DEADLINE TO PROPOSE ACTIONS FOR CONSIDERATION AT NEXT YEAR’S ANNUAL MEETING OF STOCKHOLDERS OR TO NOMINATE INDIVIDUALS TO SERVE AS DIRECTORS?

A:	You may submit proposals, including director nominations, for consideration at future stockholder meetings. All notices of proposals by stockholders should be sent to Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134.

Requirements for stockholder proposals to be considered for inclusion in our proxy materials. Stockholders may present proper proposals to be considered for inclusion in Sanmina’s proxy statement and for consideration at the next Annual Meeting of Stockholders by submitting their proposals in writing to our Corporate Secretary in a timely manner. In order to be considered for inclusion in the proxy statement for the 2023 Annual Meeting of Stockholders, stockholder proposals must be received by Sanmina’s Corporate Secretary no later than September 29, 2022 and must otherwise comply with the requirements of Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Requirements for stockholder proposals to be brought before an Annual Meeting of Stockholders. In addition, our bylaws establish an advance notice procedure for stockholders who wish to present matters before an Annual Meeting of Stockholders, provided that the stockholders are stockholders of record when notice is given and on the record date for the determination of the stockholders entitled to vote at the Annual Meeting. To be timely for the 2023 Annual Meeting, a stockholder’s notice must be delivered to or mailed and received by our Corporate Secretary at our principal executive offices between November 13, 2022 and December 13, 2022. For all matters that a stockholder proposes to bring before the Annual Meeting, the notice must set forth:

● A brief description of the business intended to be brought before the Annual Meeting and the reasons for conducting such business at the Annual Meeting;
● The name and address, as they appear on our books, of the stockholder proposing the business, and any beneficial owner on whose behalf the stockholder is proposing the business or proposing a director nomination and any person controlling, directly or indirectly, or acting in concert with, the stockholder or beneficial owner (a “Stockholder Associated Person”);
● The class and number of shares of Sanmina that are held of record or are beneficially owned by the stockholder or any Stockholder Associated Person and any derivative positions held or beneficially held by the stockholder or any Stockholder Associated Person;
● Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit from share price changes for, or to increase or decrease the voting power of, the stockholder or any Stockholder Associated Person with respect to any securities of Sanmina;

74    Sanmina Corp

Questions and Answers About Procedural Matters

	●	Any material interest of the stockholder or any Stockholder Associated Person in the business intended to be brought before the Annual Meeting; and
	●	A statement whether either the stockholder or any Stockholder Associated Person will deliver a proxy statement and form of proxy to holders of at least the percentage of Sanmina’s voting shares required under applicable law to carry the proposal.

Q19:	HOW DO I NOMINATE CANDIDATES TO THE BOARD?

A:	Stockholders may submit proposals for inclusion in our proxy statement and may recommend candidates for election to the Board, both of which shall be considered by the Nominating and Governance Committee. Stockholders should send such proposals to the Nominating and Governance Committee, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134. Any stockholder submitting the name of a candidate for election to the Board must include all of the following information with their request:

	●	The candidate’s name, age, business address and residence address;

	●	The candidate’s principal occupation or employment;

	●	The class and number of shares of Sanmina that are beneficially owned by the candidate;

	●	Whether and the extent to which any hedging or other transaction or series of transactions has been entered into by or on behalf of the candidate with respect to any securities of Sanmina, or whether any other agreement, arrangement or understanding (including any short position or any borrowing or lending of shares) has been made, the effect or intent of which is to mitigate loss to or manage risk or benefit of share price changes for, or to increase or decrease the voting power of the candidate;
	●	A description of all arrangements or understandings between the stockholder and each candidate and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder;
	●	Any other information relating to the candidate that would be required to be disclosed about such candidate if proxies were being solicited for the election of the candidate as a director, or that is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including without limitation the candidate’s written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and
	●	A statement whether such person, if elected, intends to tender, promptly following such person’s election or re-election, an irrevocable resignation effective upon such person’s failure to receive the required vote for re-election at the next meeting at which such person would face re-election and upon acceptance of such resignation by the Board, in accordance with Sanmina’s Corporate Governance Guidelines.

Stockholders must comply with certain deadlines in order for proposals submitted by them be considered for inclusion in our proxy statement or brought to a vote at the Annual Meeting. Please see “Q18—What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?” above.

Q20:	HOW DO I CONTACT THE BOARD OF DIRECTORS?

A:	Our Board welcomes the submission of any comments or concerns from stockholders. If you wish to submit any comments or express any concerns to the Board, please send them to the Board, c/o Sanmina Corporation, Attention: Corporate Secretary, 30 E. Plumeria Drive, San Jose, California 95134. If a communication does not relate in any way to matters of the Board, our Corporate Secretary will handle the communication as appropriate. If the communication does relate to the Board, the Corporate Secretary will forward the message to the Chair of the Nominating and Governance Committee, who will determine whether to inform the entire Board or the non-management directors.

Additional Information

Q21:	WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE NOTICE OF INTERNET AVAILABILITY OR SET OF PROXY MATERIALS?

A:	If you received more than one Notice of Internet Availability or set of proxy materials, your shares are registered in more than one name or brokerage account. Please follow the voting instructions on each Notice of Internet Availability or voting instruction card that you receive to ensure that all of your shares are voted.

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Questions and Answers About Procedural Matters

Q22:	HOW MAY I OBTAIN A SEPARATE COPY OF THE NOTICE OF INTERNET AVAILABILITY?

A:	If you share an address with another stockholder, each stockholder may not receive a separate copy of the Notice of Internet Availability because some brokers and other nominee record holders may be participating in the practice of “householding,” which reduces duplicate mailings and saves printing and postage costs. If your Notice of Internet Availability is being householded and you would like to receive separate copies, or if you are receiving multiple copies and would like to receive a single copy, please contact our Investor Relations Department at (408) 964-3610 or write to us at 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

Q23:	CAN I ACCESS SANMINA’S PROXY MATERIALS AND ANNUAL REPORT ON FORM 10-K OVER THE INTERNET?

A:	Yes. All stockholders and beneficial owners will have the ability to access our proxy materials, free of charge, at www.proxyvote.com with their control number referred to in the Notice of Internet Availability. Sanmina’s Annual Report on Form 10-K for the fiscal year ended October 2, 2021 is also available on the Internet as indicated in the Notice of Internet Availability.

Q24:	WHAT IS THE MAILING ADDRESS FOR SANMINA’S PRINCIPAL EXECUTIVE OFFICES?

A:	Our principal executive offices are located at 30 E. Plumeria Drive, San Jose, California 95134. Any written requests for additional information, copies of the proxy materials and the 2021 Annual Report on Form 10-K, notices of stockholder proposals, recommendations for candidates to the Board of Directors, communications to the Board of Directors or any other communications should be sent to 30 E. Plumeria Drive, San Jose, California 95134, Attention: Investor Relations.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF SANMINA SINCE THE DATE OF THIS PROXY STATEMENT.

76    Sanmina Corp

APPENDIX A

SANMINA CORPORATION 2019
EQUITY INCENTIVE PLAN

(As proposed to be amended on March 14, 2022)

1.	Purposes of the Plan. The purposes of this Plan are:

	●	to attract and retain the best available personnel for positions of substantial responsibility,
	●	to provide additional incentive to Employees, Directors, and Consultants, and
	●	to promote the success of the Company’s business.

The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.

2.	Definitions. As used herein, the following definitions will apply:

	(a)	“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
	(b)	“Affiliate” means any corporation or any other entity (including, but not limited to, partnerships and joint ventures) controlling, controlled by, or under common control with the Company, including any Parent or Subsidiary of the Company.
	(c)	“Applicable Laws” means the legal and regulatory requirements relating to the administration of equity-based awards and the related issuance of Shares thereunder, including but not limited to U.S. federal and state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any non-U.S. country or jurisdiction where Awards are, or will be, granted under the Plan.
	(d)	“Award” means, individually or collectively, a grant under the Plan of Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units (including Performance Units payable in cash), Performance Shares and other stock or cash awards as the Administrator may determine.
	(e)	“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
	(f)	“Board” means the Board of Directors of the Company.

	(g)	“Change in Control” means the occurrence of any of the following events:

A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, (A) the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control, and (B) if the stockholders of the Company immediately before such change in ownership continue to retain immediately after the change in ownership, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately prior to the change in ownership, the direct or indirect beneficial ownership of fifty percent (50%) or more of the total voting power of the stock of the Company or of the ultimate parent entity of the Company, such event will not be considered a Change in Control under this subsection (i). For this purpose, indirect beneficial ownership will include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company, as the case may be, either directly or through one or more subsidiary corporations or other business entities; or

A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Section 409A.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(h)	“Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific section of the Code or regulation thereunder will include such section or regulation, any valid regulation promulgated under such section, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such section or regulation.
(i)	“Committee” means a committee of Directors or of one or more other individuals satisfying Applicable Laws appointed by the Board, or a duly authorized committee of the Board, in accordance with Section 4 hereof.
(j)	“Common Stock” means the common stock of the Company.
(k)	“Company” means Sanmina Corporation, a Delaware corporation, or any successor thereto.
(l)	“Consultant” means any natural person, including an advisor, engaged by the Company or an Affiliate to render bona fide services to such entity, provided the services (i) are not in connection with the offer or sale of securities in a capital raising transaction, and (ii) do not directly promote or maintain a market for the Company’s securities, in each case, within the meaning of Form S-8 promulgated under the Securities Act, and provided, further, that a Consultant will include only those persons to whom the issuance of Shares may be registered under Form S-8 promulgated under the Securities Act.
(m)	“Director” means a member of the Board.
(n)	“Disability” means total and permanent disability as defined in Code Section 22(e)(3), provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
(o)	“Employee” means any person, including Officers and Directors, employed by the Company or its Affiliates. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
(p)	“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(q)	“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for awards of the same type (which may have higher or lower exercise prices and different terms), awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is increased or reduced. For the avoidance of doubt, as set forth in Section 6(a), the Administrator may not implement an Exchange Program.
(r)	“Fair Market Value” means, as of any date the value of Common Stock determined as follows: The Fair Market Value will be the closing sales price for Common Stock as quoted on any established stock exchange or national market system (including without limitation the New York Stock Exchange, the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market of The Nasdaq Stock Market) on which the Common Stock is listed on the date of determination (or the closing bid, if no sales were reported), as reported in The Wall Street Journal or such other source as the Administrator deems reliable.

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If the determination date for the Fair Market Value occurs on a non-trading day (i.e., a weekend or holiday), the Fair Market Value will be such price on the immediately preceding trading day, unless otherwise determined by the Administrator. In the absence of an established market for the Common Stock, the Fair Market Value thereof will be determined in good faith by the Administrator.

The determination of fair market value for purposes of tax withholding may be made in the Administrator’s discretion subject to Applicable Laws and is not required to be consistent with the determination of Fair Market Value for other purposes.

(s)	“Fiscal Year” means the fiscal year of the Company.
(t)	“Incentive Stock Option” means an Option that by its terms qualifies and is otherwise intended to qualify as an incentive stock option within the meaning of Code Section 422 and the regulations promulgated thereunder.
(u)	“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
(v)	“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
(w)	“Option” means a stock option granted pursuant to Section 7 of the Plan.
(x)	“Outside Director” means a Director who is not an Employee.
(y)	“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Code Section 424(e).
(z)	“Participant” means the holder of an outstanding Award.

	(aa)	“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine pursuant to Section 11.
	(bb)	“Performance Unit” means an Award which may be earned in whole or in part upon attainment of performance goals or other vesting criteria as the Administrator may determine and which, in the Administrator’s sole discretion, may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 11, in the Administrator’s sole discretion.
	(cc)	“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
	(dd)	“Plan” means this 2019 Equity Incentive Plan.
	(ee)	“Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 9 of the Plan, or issued pursuant to the early exercise of an Option.
	(ff)	“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 10. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
	(gg)	“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
	(hh)	“Section 16(b)” means Section 16(b) of the Exchange Act.
	(ii)	“Section 409A” means Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.
	(jj)	“Securities Act” means the Securities Act of 1933, as amended.
	(kk)	“Service Provider” means an Employee, Director or Consultant.
	(ll)	“Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.
	(mm)	“Stock Appreciation Right” means an Award, granted alone or in connection with an Option, that pursuant to Section 8 is designated as a Stock Appreciation Right.
	(nn)	“Subsidiary” means a “subsidiary corporation,” whether now or hereafter existing, as defined in Code Section 424(f).

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3.	Stock Subject to the Plan.

	(a)	Stock Subject to the Plan. Subject to the provisions of Section 15 of the Plan, the maximum aggregate number of Shares that may be awarded and sold under the Plan is 8,293,000 Shares, plus any Shares subject to stock options or similar awards granted under the Sanmina Corporation 2009 Stock Incentive Plan (the “2009 Plan”) that, after the date of stockholder approval of this Plan, expire or otherwise terminate without having been exercised in full and Shares issued pursuant to awards granted under the 2009 Plan that, after the date of stockholder approval of this Plan, are forfeited to or repurchased by the Company, with the maximum number of Shares to be added to the Plan pursuant to the 2009 Plan equal to 6,436,840 Shares. The Shares may be authorized, but unissued, or reacquired Common Stock.
	(b)	Full Value Awards. Any Shares subject to Awards other than Options or Stock Appreciation Rights will be counted against the numerical limits of this Section 3 as 1.36 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 1.36 times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance.
	(c)	Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units which are to be settled in Shares, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. If unvested Shares of Restricted Stock, or unvested Shares issued pursuant to Awards of Restricted Stock Units, Performance Shares or Performance Units are repurchased by or forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing and, subject to adjustment provided in Section 15, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Code Section 422, any Shares that become available for issuance under the Plan under this Section 3(c).
	(d)	Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.

4.	Administration of the Plan.

	(a)	Procedure.
		(i)	Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
		(ii)	Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
		(iii)	Delegation to an Officer. The Board may delegate to one or more Officers of the Company the authority to do one or both of the following (i) designate Employees or Consultants of the Company or any of its Subsidiaries who are not Officers to be recipients of Options, Restricted Stock and Restricted Stock Units and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Awards granted to such Employees and Consultants; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Awards granted by such Officer. Notwithstanding anything to the contrary in this Section 4(a), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 4(b) below.
		(iv)	Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
	(b)	Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
		(i)	to determine the Fair Market Value;
		(ii)	to select the Service Providers to whom Awards may be granted hereunder;
		(iii)	to determine the number of Shares to be covered by each Award granted hereunder;
		(iv)	to approve forms of Award Agreements for use under the Plan;

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(v)	to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
(vi)	to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
(vii)	to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable non-U.S. laws or for qualifying for favorable tax treatment under applicable non-U.S. laws;
(viii)	to modify or amend each Award (subject to 6(b) and Section 20(c) of the Plan) including but not limited to the discretionary authority to extend the post-termination exercisability period of Awards. Notwithstanding the previous sentence, the Administrator may not modify or amend an Option or Stock Appreciation Right to reduce the exercise price of such Option or Stock Appreciation Right after it has been granted (except for adjustments made pursuant to Section 15), and neither may the Administrator cancel any outstanding Option or Stock Appreciation Right in exchange for cash, other awards or an Option or Stock Appreciation Right with an exercise price that is less than the exercise price of the original Option or Stock Appreciation Right, or implement any other type of Exchange Program, unless such action is approved by stockholders prior to such action being taken;
(ix)	to allow Participants to satisfy tax withholding obligations in such manner as prescribed in Section 16 of the Plan;
(x)	to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
(xi)	to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and
(xii)	to make all other determinations deemed necessary or advisable for administering the Plan.

	(c)	Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards

5.	Eligibility. Nonstatutory Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to employees of the Company or any Parent or Subsidiary of the Company.

6.	Limits.

	(a)	No Exchange Program or Repricing. The Administrator may not implement an Exchange Program.
	(b)	One-Year Vesting Requirement. Awards granted under the Plan shall vest no earlier than the one (1) year anniversary of the Award’s date of grant, provided that the Administrator, in its sole discretion, may provide an Award may accelerate vesting, including, without limitation, by reason of the Participant’s death, Disability or retirement, or a termination of the Participant’s service, and provided further, that, notwithstanding the foregoing one-year vesting requirement, Awards that result in the issuance of an aggregate of up to five percent (5%) of the Shares reserved for issuance under Section 3(a) may be granted to Service Providers without regard to such minimum vesting provisions.
	(c)	Dividends and Other Distributions. The Administrator will not be permitted to provide that dividends or other distributions with respect to Shares to be paid or issued to a Participant with respect to an Award, unless and until the underlying Award has vested. Further, in no event may dividend equivalents be paid with respect to Awards of Stock Options or Stock Appreciation Rights.
	(d)	Outside Director Limitations. No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $900,000. Any Awards granted to an individual for his or her services as an Employee, or for his or her services as a Consultant (other than as an Outside Director), will not count for purposes of the limitation under this Section 6(d).
	(e)	Chief Executive Officer Holding Requirement. Any Shares received by the Chief Executive Officer of the Company pursuant to the exercise, issuance or settlement of an Award granted to him or her while serving in the capacity of Chief Executive Officer, after satisfaction of any applicable tax obligations, may not be sold or otherwise transferred (other than for estate planning purposes) by the Chief Executive Officer prior to the one (1) year anniversary of the date the Chief Executive Officer received such Shares, or, if earlier, the termination of the Chief Executive Officer’s status as a Service Provider.

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7.	Stock Options.

	(a)	Limitations. Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000, such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 7(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
	(b)	Number of Shares. The Administrator will have complete discretion to determine the number of Shares subject to an Option granted to any Participant.
	(c)	Term of Option. The Administrator will determine the term of each Option in its sole discretion; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
	(d)	Option Exercise Price and Consideration.
		(i)	Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, but will be no less than 100% of the Fair Market Value per Share on the date of grant. In addition, in the case of an Incentive Stock Option granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant. Notwithstanding the foregoing provisions of this Section 7(d), Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Code Section 424(a).
		(ii)	Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
		(iii)	Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment, to the extent permitted by Applicable Laws, which forms of consideration shall be set forth in the Award Agreement at the time of grant.
	(e)	Exercise of Option.
		(i)	Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share. An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Administrator specifies from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with any applicable withholding taxes). No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 15 of the Plan.
		(ii)	Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for ninety (90) days following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
		(iii)	Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for five (5) years following the Participant’s termination. Unless otherwise provided by the

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Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(iv)	Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent of all of the shares subject to the Option, including Shares that had not yet vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for five (5) years following Participant’s death. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
(v)	Tolling Expiration. A Participant’s Award Agreement may also provide that:
(1)	if the exercise of the Option following the termination of Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would result in liability under Section 16(b), then the Option will terminate on the earlier of (A) the expiration of the term of the Option set forth in the Award Agreement, or (B) the tenth (10th) day after the last date on which such exercise would result in such liability under Section 16(b); or
(2)	if the exercise of the Option following the termination of the Participant’s status as a Service Provider (other than upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of Shares would violate the registration requirements under the Securities Act, then the Option will terminate on the earlier of (A) the expiration of the term of the Option, or (B) the expiration of a period of ninety (90) days after the termination of the Participant’s status as a Service Provider during which the exercise of the Option would not be in violation of such registration requirements.

8.	Stock Appreciation Rights.

(a)	Grant of Stock Appreciation Rights. Subject to the terms and conditions of the Plan, a Stock Appreciation Right may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion.
(b)	Number of Shares. The Administrator will have complete discretion to determine the number of Stock Appreciation Rights granted to any Participant.
(c)	Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of Stock Appreciation Rights granted under the Plan, provided, however, that the exercise price will be not less than 100% of the Fair Market Value of a Share on the date of grant. Notwithstanding the foregoing, any outstanding Stock Appreciation Rights held by a Participant who dies while a Service Provider will accelerate and fully vest upon the Participant’s death.
(d)	Stock Appreciation Right Agreement. Each Stock Appreciation Right grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the Stock Appreciation Right, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
(e)	Expiration of Stock Appreciation Rights. A Stock Appreciation Right granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement; provided, however, that the term will be no more than ten (10) years from the date of grant thereof. Notwithstanding the foregoing, the rules of Section 7(c) also will apply to Stock Appreciation Rights.
(f)	Payment of Stock Appreciation Right Amount. Upon exercise of a Stock Appreciation Right, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
(i)	The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; by
(ii)	The number of Shares with respect to which the Stock Appreciation Right is exercised. At the discretion of the Administrator, the payment upon the exercise of a Stock Appreciation Right may be in cash, in Shares of equivalent value, or in some combination thereof.

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9.	Restricted Stock.

	(a)	Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
	(b)	Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, determines. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.
	(c)	Transferability. Except as provided in Section 14, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
	(d)	Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate and contained in the Award Agreement on the date of grant.
	(e)	Removal of Restrictions. Except as otherwise provided in this Section 9, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. Subject to the vesting limitations under Section 6(b), the Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. Notwithstanding the foregoing, any outstanding Shares of Restricted Stock held by a Participant who dies while a Service Provider will accelerate and fully vest upon the Participant’s death.
	(f)	Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
	(g)	Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends or any other distributions paid with respect to such Shares.
	(h)	Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and become available for grant under the Plan.

10.	Restricted Stock Units.

(a)	Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, determines, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 10(d), may be left to the discretion of the Administrator.
(b)	Vesting Criteria and Other Terms. Subject to Section 6(b), the Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. Subject to Section 6(b), after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion, determines. The Administrator may set vesting criteria based upon the achievement of Company-wide, divisional, business unit, or individual goals (including, but not limited to, continued employment or service), applicable federal or state securities laws or any other basis determined by the Administrator in its discretion. Notwithstanding the foregoing, any outstanding Restricted Stock Units held by a Participant who dies while a Service Provider will accelerate and fully vest upon the Participant’s death.
(c)	Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as determined by the Administrator. Notwithstanding the foregoing, subject to the vesting limitations under Section 6(b), at any time after the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.
(d)	Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Administrator and set forth in the Award Agreement. The Administrator, in its sole discretion, may only settle earned Restricted Stock Units in cash, Shares, or a combination of both.
(e)	Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company and become available for grant under the Plan.

11.	Performance Units and Performance Shares.

(a)	Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant.

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(b)	Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
(c)	Performance Objectives and Other Terms. Subject to Section 6(b), the Administrator will set Performance Goals or other vesting provisions (including, without limitation, continued status as a Service Provider) in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Participant. The Administrator may set performance objectives based upon the achievement of Company-wide, divisional, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Administrator in its discretion. The time period during which the performance objectives or other vesting provisions must be met will be called the “Performance Period.” Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period and such other terms and conditions as the Administrator, in its sole discretion, determines.
(d)	Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/ Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, subject to the vesting limitations under Section 6(b), the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share. Notwithstanding the foregoing, any outstanding Performance Units/Shares held by a Participant who dies while a Service Provider will accelerate upon the Participant’s death, with such acceleration assuming that all performance goals and other vesting criteria are deemed achieved at target performance levels and any additional service conditions satisfied.
(e)	Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period and achievement of the performance criteria and other vesting provisions. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
(f)	Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and become available for grant under the Plan.

12.	Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A, except as otherwise determined in the sole discretion of the Administrator. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A. In no event will the Company (or any Parent or Subsidiary of the Company, as applicable) reimburse a Participant for any taxes imposed or other costs incurred as a result of Section 409A.

13.	Leaves of Absence/Transfer Between Locations. Unless the Administrator provides otherwise or as provided by written Company policies, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence or as provided by written Company policies. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company and its Affiliates. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.

14.	Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. With the approval of the Administrator, a Participant may, in a manner specified by the Administrator, (a) transfer an Award to a Participant’s spouse or former spouse pursuant to a court-approved domestic relations order which relates to the provision of child support, alimony payments or marital property

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

rights, and (b) transfer an Option by bona fide gift and not for any consideration, to (i) a member or members of the Participant’s immediate family, (ii) a trust established for the exclusive benefit of the Participant and/or member(s) of the Participant’s immediate family, (iii) a partnership, limited liability company of other entity whose only partners or members are the Participant and/or member(s) of the Participant’s immediate family, or (iv) a foundation in which the Participant and/or member(s) of the Participant’s immediate family control the management of the foundation’s assets. For purposes of this Section 14, “immediate family” will mean the Participant’s spouse, former spouse, children, grandchildren, parents, grandparents, siblings, nieces, nephews, parents-in-law, sons-in-law, daughters-in-law, brothers-in-law, sisters-in-law, including adoptive or step relationships and any person sharing the Participant’s household (other than as a tenant or employee).

15.	Adjustments; Dissolution or Liquidation; Merger or Change in Control.

(a)	Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split up, spin off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share or value limits, as applicable, set forth in Sections 3 and 6.
(b)	Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
(c)	Change in Control. In the event of a merger of the Company with or into another corporation or other entity or a Change in Control, each outstanding Award will be treated as the Administrator determines subject to the restriction in the following paragraph, including, without limitation, that each Award be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation (the “Successor Corporation”). The Administrator will not be required to treat all Awards or Participants similarly in the transaction.

In the event that the Successor Corporation does not assume or substitute for the Award (and for the avoidance of doubt, notwithstanding the vesting limitations under Section 6(b)), the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to such Award with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved based on actual performance measured through the last date that the Award remains outstanding (or such earlier date, as determined by the Administrator, in its sole discretion), with any performance period shortened proportionately and applicable performance goals or other vesting criteria adjusted proportionately to reflect the shortened performance period (or to the extent applicable, the value of the consideration to be received by the Company’s stockholders in connection with the merger or Change in Control), as determined by the Administrator, in its sole discretion. In addition, if an Option or Stock Appreciation Right is not assumed or substituted in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.

For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the Successor Corporation or its Parent, the Administrator may, with the consent of the Successor Corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Unit or Performance Share, for each Share subject to such Award, to be solely common stock of the Successor Corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.

Notwithstanding anything in this Section 15(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the Successor Corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

(d)	Outside Director Awards. With respect to Awards granted to an Outside Director, in the event of a Change in Control in which such Awards are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the Successor Corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant (unless such resignation is at the request of the acquirer), then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares underlying such Award, including those Shares which would not otherwise be vested or exercisable, all restrictions on Restricted Stock and Restricted Stock Units will lapse, and, with respect to Awards with performance-based vesting, unless specifically provided otherwise under the applicable Award Agreement, a Company policy applicable to the Participant, or other written agreement between the Participant and the Company, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

16.	Tax.

(a)	Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof) or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy U.S. federal, state, or local taxes, non-U.S. taxes, or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
(b)	Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum statutory amount required to be withheld or such greater amount as the Administrator may determine if such amount would not have adverse accounting consequences, as the Administrator determines in its sole discretion, (iii) delivering to the Company already-owned Shares having a fair market value equal to the statutory amount required to be withheld or such greater amount as the Administrator may determine, in each case, provided the delivery of such Shares will not result in any adverse accounting consequences, as the Administrator determines in its sole discretion, (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld, or (v) any combination of the foregoing methods of payment. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

17.	No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider, nor will they interfere in any way with the Participant’s right or the right of the Company (or any Affiliate) to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.

18.	Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such other later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

19.	Term of Plan. Subject to Section 24 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect for a term of ten (10) years from the date adopted by the Board, unless terminated earlier under Section 20 of the Plan.

20.	Amendment and Termination of the Plan.

(a)	Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
(b)	Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
(c)	Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will materially impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

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Appendix A Sanmina Corporation 2019 Equity Incentive Plan

21.	Conditions Upon Issuance of Shares.

(a)	Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
(b)	Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.

22.	Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction or to complete or comply with the requirements of any registration or other qualification of the Shares under any U.S. federal or state law, any non-U.S. law, or the rules and regulations of the Securities and Exchange Commission, the stock exchange on which Shares of the same class are then listed, or any other governmental or regulatory body, which authority, registration, qualification or rule compliance is deemed by the Company’s counsel to be necessary or advisable for the issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority, registration, qualification or rule compliance will not have been obtained.

23.	Clawback. The Administrator may specify in an Award Agreement that the Participant’s rights, payments, and/or benefits with respect to an Award will be subject to reduction, cancellation, forfeiture, and/or recoupment upon the occurrence of certain specified events, in addition to any applicable vesting, performance or other conditions and restrictions of an Award. Notwithstanding any provisions to the contrary under this Plan, an Award granted under the Plan shall be subject to the Company’s clawback policy as may be established and/or amended from time to time. The Board may require a Participant to forfeit or return to and/or reimburse the Company all or a portion of the Award and/or Shares issued under the Award, any amounts paid under the Award, and any payments or proceeds paid or provided upon disposition of the Shares issued under the Award, pursuant to the terms of such Company policy or as necessary or appropriate to comply with Applicable Laws.

24.	Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted by the Board. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

88    Sanmina Corp

APPENDIX B

RECONCILIATION OF NON-GAAP MEASURES

Below is a reconciliation of the non-GAAP financial measures contained in this proxy statement to their most directly comparable GAAP equivalent and a description of the items excluded from the calculation of our non-GAAP measures.

	FY 2021	FY 2020	FY 2019
GAAP Operating Income	$281,300	$227,687	$286,117
GAAP operating margin	4.2%	3.3%	3.5%
Adjustments:
Stock compensation expense	34,977	26,235	30,844
Amortization of intangible assets	558	1,133	1,206
Distressed customer charges	(1,049)	968	(1,752)
Legal and other	2,703	2,346	—
Restructuring costs	15,057	26,783	13,753
Gain on sales of long-lived assets	—	(604)	—
Goodwill and other asset impairments	—	6,609	3,724
Non-GAAP Operating Income	$333,546	$291,157	$333,892
Non-GAAP Operating Margin	4.9%	4.2%	4.1%

	FY 2021	FY 2020	FY 2019
GAAP Net Income (Loss)	$268,998	$139,713	$141,515
Adjustments:
Operating income adjustments (see above)	52,246	63,470	47,775
Legal and other	(39,432)	(988)	(830)
Adjustments for taxes	(15,625)	13,426	55,538
Non-GAAP Net Income	$266,187	$215,621	$243,998
GAAP Net Income Per Share:
Basic	$4.12	$2.02	$2.05
Diluted	$4.01	$1.97	$1.97
Non-GAAP Net Income Per Share:
Basic	$4.08	$3.12	$3.53
Diluted	$3.97	$3.05	$3.40
Weighted-average shares used in computing GAAP and Non-GAAP per share amounts:
Basic	65,318	69,041	69,129
Diluted	67,084	70,793	71,678

2022 Proxy Statement    89

Appendix B Reconciliation of Non-GAAP Measures

	FY 2021	FY 2020	FY 2019
EBITDA
GAAP operating income (per above)	281,300	$227,687	$286,117
Depreciation and amortization	109,656	$114,218	$116,949
GAAP EBITDA	$390,956	$341,905	$403,066
GAAP EBITDA Margin	5.8%	4.9%	4.9%
Non-GAAP operating income (per above)	333,546	$291,157	$333,892
Depreciation and amortization	109,098	$113,085	$115,743
Non-GAAP EBITDA	$442,644	$404,242	$449,635
Non-GAAP EBITDA Margin	6.6%	5.8%	5.5%

	Q4 2021	Q4 2020	Q4 2019
Pre-tax Return on Invested Capital (ROIC)
GAAP operating income	66,753	82,034	63,085
	X4	3.7	4
Annualized GAAP operating income	267,012	304,698	252,340
Average invested capital(1)	÷1,316,373	1,245,006	1,352,195
GAAP pre-tax ROIC	20.3%	24.5%	18.7%
Non-GAAP operating income	78,341	94,709	79,627
	X4	3.7	4
Annualized non-GAAP operating income	313,364	351,776	318,508
Average invested capital(1)	÷1,316,373	1,245,006	1,352,195
Non-GAAP pre-tax ROIC	23.8%	28.3%	23.6%

Management excludes from its non-GAAP measures stock-based compensation, restructuring, acquisition and integration expenses, impairment charges, amortization charges and other unusual or infrequent items, as adjusted for taxes, as more fully described below.

Management excludes these items principally because such charges or benefits are not directly related to the Company’s ongoing core business operations. We use such non-GAAP measures in order to (1) make more meaningful period-to-period comparisons of the Company’s operations, both internally and externally, (2) guide management in assessing the performance of the business, internally allocating resources and making decisions in furtherance of Company’s strategic plan, (3) provide investors with a better understanding of how management plans and measures the business and (4) provide investors with a better understanding of our ongoing, core business. The material limitations to management’s approach include the fact that the charges, benefits and expenses excluded are nonetheless charges, benefits and expenses required to be recognized under GAAP and, in some cases, consume cash which reduces the Company’s liquidity. Management compensates for these limitations primarily by reviewing GAAP results to obtain a complete picture of the Company’s performance and by including a reconciliation of non-GAAP results to GAAP results in its earnings releases.

Additional information regarding the economic substance of each exclusion, management’s use of the resultant non-GAAP measures, the material limitations of management’s approach and management’s methods for compensating for such limitations is provided below.

Stock-based Compensation Expense, which consists of non-cash charges for the estimated fair value of equity awards granted to employees and directors, is excluded in order to permit more meaningful period-to-period comparisons of the Company’s results since the Company grants different amounts and value of equity awards in each quarter. In addition, given the fact that competitors grant different amounts and types of equity awards and may use different valuation assumptions, excluding stock-based compensation permits more accurate comparisons of the Company’s core results with those of its competitors.

Restructuring, Acquisition and Integration Expenses, which consist of severance, lease termination costs, exit costs and other charges primarily related to closing and consolidating manufacturing facilities and those associated with the acquisition and integration of acquired businesses, are excluded because such charges (1) can be driven by the timing of acquisitions and exit activities which are difficult to predict, (2) are not directly related to ongoing business results and (3) do not reflect expected future operating expenses. In addition, given the fact that the Company’s competitors complete acquisitions and adopt restructuring plans at different times and in different amounts than the Company, excluding these charges or benefits permits more accurate comparisons of the Company’s

90    Sanmina Corp

Appendix B Reconciliation of Non-GAAP Measures

core results with those of its competitors. Items excluded by the Company may be different from those excluded by the Company’s competitors and restructuring and integration expenses include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Therefore, management also reviews GAAP results including these amounts.

Impairment Charges, which consist of non-cash charges, are excluded because such charges are non-recurring and do not reduce the Company’s liquidity. In addition, given the fact that the Company’s competitors may record impairment charges at different times, excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors.

Amortization Charges, which consist of non-cash charges impacted by the timing and magnitude of acquisitions of businesses or assets, are also excluded because such charges do not reduce the Company’s liquidity. In addition, such charges can be driven by the timing of acquisitions, which is difficult to predict. Excluding these charges permits more accurate comparisons of the Company’s core results with those of its competitors because the Company’s competitors complete acquisitions at different times and for different amounts than the Company.

Other Unusual or Infrequent Items, such as charges or benefits associated with distressed customers, expenses, charges and recoveries relating to certain legal matters, gains and losses on sales of assets, deferred tax and discrete tax items, are excluded because such items are typically non-recurring, difficult to predict or not directly related to the Company’s ongoing or core operations and are therefore not considered by management in assessing the current operating performance of the Company and forecasting earnings trends. However, items excluded by the Company may be different from those excluded by the Company’s competitors. In addition, these items may include both cash and non-cash expenses. Cash expenses reduce the Company’s liquidity. Management compensates for these limitations by reviewing GAAP results including these amounts.

Adjustments for Taxes, which consist of the tax effects of the various adjustments that we exclude from our non-GAAP measures, and adjustments related to deferred tax and discrete tax items. Including these adjustments permits more accurate comparisons of the Company’s core results with those of its competitors. We determine the tax adjustments based upon the various applicable effective tax rates. In those jurisdictions in which we do not expect to realize a tax cost or benefit (due to a history of operating losses or other factors), a reduced tax rate is applied.

2022 Proxy Statement    91

SANMINA CORPORATION
INVESTOR RELATIONS
30 E. PLUMERIA DRIVE
SAN JOSE, CALIFORNIA 95134

VOTE BY INTERNET
Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M., Eastern Daylight Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to www.virtualshareholdermeeting.com/SANM2022

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M., Eastern Daylight Time, on the day before the cut-off date or meeting date. Have your proxy card in hand when you call and follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D65782-P66259	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
SANMINA CORPORATION

The Board of Directors recommends you vote FOR the following:

1.	To elect eight directors of Sanmina Corporation FOR each director nominee:		For	Against	Abstain

	1a.	Jure Sola	☐	☐	☐
	1b.	Eugene A. Delaney	☐	☐	☐
	1c.	John P. Goldsberry	☐	☐	☐
	1d.	Susan A. Johnson	☐	☐	☐
	1e.	Rita S. Lane	☐	☐	☐
	1f.	Joseph G. Licata, Jr.	☐	☐	☐
	1g.	Krish Prabhu	☐	☐	☐
	1h.	Mario M. Rosati	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4:		For	Against	Abstain

2.	To ratify the appointment of PricewaterhouseCoopers LLP as Sanmina Corporation’s independent registered public accounting firm for the fiscal year ending October 1, 2022:	☐	☐	☐

3.	To approve, on an advisory (non-binding) basis, the compensation of Sanmina Corporation’s named executive officers:	☐	☐	☐

4.	To approve the reservation of an additional 1,300,000 shares of common stock for issuance under the 2019 Equity Incentive Plan of Sanmina Corporation:	☐	☐	☐

And, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or postponement thereof.

THIS PROXY WHEN EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his, her or its name(s) appear(s) hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

D65783-P66259

SANMINA CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON MARCH 14, 2022

The stockholder(s) hereby appoint(s) Jure Sola and Christopher K. Sadeghian, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Sanmina Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held via the Internet at www.virtualshareholdermeeting.com/SANM2022, at 11:00 A.M., Pacific Daylight Time, on March 14, 2022 and any adjournment or postponement thereof, and to vote all shares of common stock, which the undersigned would be entitled to vote if then and there personally present, on the matters set forth.

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF SANMINA CORPORATION FOR ITS FISCAL YEAR ENDING OCTOBER 1, 2022, FOR THE APPROVAL OF THE COMPENSATION OF SANMINA CORPORATION’S NAMED EXECUTIVE OFFICERS, FOR THE APPROVAL OF THE RESERVATION OF AN ADDITIONAL 1,300,000 SHARES OF COMMON STOCK FOR ISSUANCE UNDER THE 2019 EQUITY INCENTIVE PLAN OF SANMINA CORPORATION AND AS SAID PROXIES DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Continued and to be signed on reverse side